CENTURYLINK MASTER SERVICE AGREEMENT

This Master Service Agreement (“Agreement”) is between CENTURYLINK COMMUNICATIONS, LLC (“CenturyLink”) and PRECISION OPINION (“Customer”) and is effective on the date the last party signs it (the “Effective Date”). This Agreement provides the terms and conditions applicable to Customer’s purchase of products and services (“Service”) from CenturyLink.

1. Term; Commitment. The term of the Agreement will commence on the Effective Date and continue until the expiration of the last Service term, unless earlier terminated in accordance with the Agreement (“Term”). The Revenue Commitment for the Agreement is set forth on the following Addendum attached and incorporated into the Agreement.

●	REVENUE COMMITMENT ADDENDUM

2. Service. CenturyLink will provide Service in accordance with the Agreement, including all applicable Service Schedules, Service Exhibits, Statements of Work, Order(s), pricing attachments, and any other documents that are attached or expressly incorporated into the Agreement (“Service Attachments”). The following Service Attachments are initially attached and incorporated into the Agreement. At CenturyLink’s discretion, additional Service Attachments may be added by Amendment or by Customer placing an Order.

●	DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT
●	LOCAL ACCESS SERVICE EXHIBIT
●	RENTAL CPE SERVICE EXHIBIT
●	CENTURYLINK IQ® DATA BUNDLE OFFER ATTACHMENT
●	DOMESTIC VOICE SERVICE EXHIBIT
●	LONG DISTANCE AND TOLL FREE RATE ADDENDUM
●	INTERNATIONAL VOICE SERVICE EXHIBIT

3. Order(s). Customer may submit requests for Service in a form designated by CenturyLink (“Order”). The term for a Service is defined in the applicable Service Attachment (“Service Term”). Unless otherwise set forth in a Service Attachment, Service will continue month-to-month at the expiration of the Service Term at CenturyLink’s then current rates. CenturyLink will notify Customer of acceptance of requested Service in the Order by delivering (in writing or electronically) the date by which CenturyLink will install Service (the “Customer Commit Date”), by delivering the Service, or by the manner described in a Service Attachment. Renewal Orders will be accepted by CenturyLink’s continuation of Service. For moves, adds or changes agreed to by CenturyLink, Customer will pay CenturyLink’s then current charges unless otherwise specifically stated in a Service Attachment.

4. Billing and Payment.

4.1 Commencement of Billing. Unless otherwise set forth in a Service Attachment, CenturyLink will deliver written or electronic notice (a “Connection Notice”) to Customer when Service is installed, at which time billing will commence (“Service Commencement Date”). If Customer notifies CenturyLink within three days after delivery of the Connection Notice that Service is not functioning properly, CenturyLink will correct any deficiencies and, upon Customer’s request, credit Customer’s account in the amount of 1/30 of the applicable monthly recurring charge (MRC) for each day the Service did not function properly. If CenturyLink cannot complete installation due to Customer delay or inaction, CenturyLink may begin charging Customer for the Service, and Customer will pay such charges.

4.2 Payment of Invoices and Disputes. Invoices are delivered or made available monthly and due 30 days after the invoice date. Fixed charges are billed in advance and usage-based charges are billed in arrears. Customer’s payments to CenturyLink must be made via an ACH transfer or any CenturyLink approved payment portal (e.g., CenturyLink Control Center) in the currency stated on the invoice. CenturyLink may charge administrative fees where Customer’s payment and invoice preferences deviate from CenturyLink’s standard practices. Past due amounts bear interest at 1.5% per month or the highest rate allowed by law (whichever is less). CenturyLink may charge Customer reasonable attorneys’ fees and any third-party collection costs CenturyLink incurs in collecting such amounts. Customer is responsible for all charges regarding the Service, even if incurred as the result of unauthorized use. If Customer reasonably disputes an invoice, Customer must pay the undisputed amount and submit written notice of the disputed amount (with details of the nature of the dispute and the Services and invoice(s) disputed). Disputes must be submitted in writing within 90 days from the date of the invoice. If CenturyLink determines in good faith that a disputed charge was billed correctly, Customer must pay such amounts within 10 days after CenturyLink provides notice of such determination. Customer may not offset disputed amounts from one invoice against payments due on the same or another account.

4.3 Taxes and Fees. Excluding taxes based on CenturyLink’s net income, Customer is responsible for all taxes and fees arising in any jurisdiction imposed on or incident to the provision, sale or use of Service. This includes value added, consumption, sales, use, gross receipts, withholding, excise, access, bypass, ad valorem, franchise or other taxes, fees, duties or surcharges (e.g., regulatory and 911 surcharges), whether imposed on CenturyLink or a CenturyLink affiliate, along with similar charges stated in a Service Attachment (collectively “Taxes and Fees”). Some Taxes and Fees, and costs of administering the same, are recovered through imposition of a percentage surcharge(s) on the charges for Service. If Customer is required by law to make any deduction or withholding of withholding Taxes from any payment due hereunder to CenturyLink, then, notwithstanding anything to the contrary in this Agreement, the gross amount payable by Customer will be increased so that, after any such deduction or withholding for such withholding Taxes, the net amount received by CenturyLink will not be less than CenturyLink would have received had no such deduction or withholding been required. Charges for Service are exclusive of Taxes and Fees. Customer may present CenturyLink with an exemption certificate eliminating CenturyLink’s liability to pay certain Taxes and Fees. The exemption will apply prospectively.

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CENTURYLINK MASTER SERVICE AGREEMENT

4.4 Credit Approval and Deposits. Customer will provide CenturyLink with credit information as requested. CenturyLink may require Customer to make a deposit as a condition of CenturyLink’s acceptance of any Order or continuation of: (a) usage-based Services; or (b) non-usage based Service where Customer fails to timely pay CenturyLink hereunder or CenturyLink reasonably determines that Customer has had an adverse change in financial condition. Deposits will not exceed two months’ estimated charges for Service and are due upon CenturyLink’s written request. When Service is discontinued, the deposit will be credited to Customer’s account and the balance refunded.

4.5 Regulatory and Legal Changes. If changes in applicable law, regulation, rule or order materially affect delivery of Service, the parties will negotiate appropriate changes to this Agreement. If the parties cannot reach agreement within 30 days after CenturyLink’s notice requesting renegotiation, CenturyLink may, on a prospective basis after such 30-day period, pass any increased delivery costs on to Customer. If CenturyLink does so, Customer may terminate the affected Service on notice to CenturyLink delivered within 30 days of the cost increase taking effect.

4.6 Cancellation and Termination Charges. Unless otherwise set forth in a Service Attachment:

(a) Customer may cancel an Order (or portion thereof) prior to the delivery of a Connection Notice upon written notice to CenturyLink identifying the affected Order and Service. If Customer does so, Customer will pay CenturyLink a cancellation charge equal to the sum of: (1) for “off-net” Service, third party termination charges for the cancelled Service; (2) for “on-net” Service, one month’s monthly recurring charges for the cancelled Service; (3) the non-recurring charges for the cancelled Service; and (4) CenturyLink’s out-of-pocket costs (if any) incurred in constructing facilities necessary for Service delivery.

(b) Customer may terminate a specified Service after the delivery of a Connection Notice upon 30 days’ written notice to CenturyLink. If Customer does so, or if Service is terminated by CenturyLink as the result of Customer’s default, Customer will pay CenturyLink a termination charge equal to the sum of: (1) all unpaid amounts for Service actually provided; (2) 100% of the remaining monthly recurring charges for months 1-12 of the Service Term; (3) 50% of the remaining monthly recurring charges for month 13 through the end of the Service Term; and (4) if not recovered by the foregoing, any termination liability payable to third parties resulting from the termination and any out-of-pocket costs of construction to the extent such construction was undertaken to provide Service hereunder. The charges in this Section represent CenturyLink’s reasonable liquidated damages and are not a penalty.

5. Default. If (a) Customer fails to make any payment when due and such failure continues for five business days after CenturyLink’s written notice, or (b) either party fails to observe or perform any other material term of this Agreement and such failure continues for 30 days after the other party’s written notice, then the non-defaulting party may: (i) terminate this Agreement and/or any Order, in whole or in part, and/or (ii) subject to Sections 6.1 (Damages Limitations) and 6.3 (Service Levels), pursue any remedies it may have at law or in equity.

6. Liabilities and Service Levels.

6.1 Damages Limitations. Neither party will be liable for any damages for lost profits, lost revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Order.

6.2 Disclaimer of Warranties. CENTURYLINK MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE ATTACHMENT.

6.3 Service Levels.

(a) Any “Service Level” commitments applicable to Services are contained in the Service Attachments applicable to each Service. If CenturyLink does not meet a Service Level, CenturyLink will issue to Customer a credit as stated in the applicable Service Attachment on Customer’s request. CenturyLink’s maintenance log and trouble ticketing systems are used to calculate Service Level events. Scheduled maintenance under Section 8 and force majeure events are considered Excused Outages.

(b) Unless otherwise set forth in a Service Attachment, to request a credit, Customer must contact Customer Service (contact information is located at http://www.level3.com) or deliver a written request with sufficient detail to identify the affected Service. The request for credit must be made within 60 days after the end of the month in which the event occurred. Total monthly credits will not exceed the charges for the affected Service for that month. Customer’s sole remedies for any nonperformance, outages, failures to deliver or defects in Service are contained in the Service Levels applicable to the affected Service.

6.4 Right of Termination for Installation Delay. Unless otherwise set forth in a Service Attachment, in lieu of installation Service Level credits, if CenturyLink’s installation of Service is delayed by more than 30 business days beyond the Customer Commit Date, Customer may terminate the affected Service without liability upon written notice to CenturyLink, provided such written notice is delivered prior to CenturyLink delivering a Connection Notice for the affected Service. This Section will not apply where CenturyLink is constructing facilities to a new location not previously served by CenturyLink.

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7. Customer Premises; Title to Equipment. If access to non-CenturyLink facilities is required for the installation, maintenance, grooming, movement, upgrade and/or removal of CenturyLink network or equipment, Customer will, at its expense: (a) secure such right of access and (b) arrange for the provision and maintenance of power and HVAC as needed for the proper operation of such equipment and network. Title to CenturyLink-provided equipment (including software) remains with CenturyLink. Customer will not create or permit to be created any encumbrances on CenturyLink-provided equipment.

8. Scheduled Maintenance and Local Access. Scheduled maintenance will not normally result in Service interruption. Unless otherwise set forth in a Service Attachment, if scheduled maintenance requires Service interruption CenturyLink will: (1) provide Customer seven days’ prior written notice, (2) work with Customer to minimize interruptions and (3) use commercially reasonable efforts to perform such maintenance between midnight and 6:00 a.m. local time. If third-party local access services are required for the Services, Customer will: (1) provide CenturyLink with circuit facility and firm order commitment information and design layout records to enable cross-connects to CenturyLink Service(s) (provided by CenturyLink subject to applicable charges), (2) cooperate with CenturyLink (including changing demarcation points and/or equipment and providing necessary LOAs) regarding circuit grooming or re-provisioning, and (3) where a related Service is disconnected, provide CenturyLink a written disconnection firm order commitment from the relevant third-party provider. CenturyLink may re-provision any local access circuits from one off-net provider to another or to the CenturyLink owned and operated network (on-net), and such changes will be treated as scheduled maintenance.

9. General Terms.

9.1 Force Majeure. Neither party will be liable, nor will any credit allowance or other remedy be extended, for any failure of performance or equipment due to causes beyond such party’s reasonable control (“force majeure event”).

9.2 Assignment and Resale. Neither party may assign its rights or obligations under this Agreement or any Service Attachment without the prior written consent of the other party, which will not be unreasonably withheld. However, either party may assign its rights and obligations under this Agreement or any Order without the consent of the other party: (1) to any subsidiary, parent, or affiliate that controls, is controlled by, or is under common control with that party; (2) pursuant to the sale or transfer of substantially all of the business or relevant assets of that party; or (3) pursuant to any financing, merger, or reorganization of that party. This Agreement and all Service Attachments will apply to any permitted transferees or assignees. Any assignee of Customer must have a financial standing and creditworthiness equal to or better than Customer’s. Unless otherwise set forth in a Service Attachment, Customer may provide Service to third parties or use the Services in connection with goods or services provided by Customer to third parties (“Customer Provided Services”). Customer will indemnify, defend and hold CenturyLink and its affiliates harmless from any claims arising from or related to any Customer Provided Services. If Customer sells telecommunications services, Customer certifies that it has filed all required documentation and will at all times have the requisite authority with appropriate regulatory agencies respecting the same. Nothing in this Agreement confers upon any third party any right, benefit or remedy hereunder.

9.3 Affiliates. CenturyLink may use a CenturyLink affiliate or a third party to provide Service to Customer, but CenturyLink will remain responsible to Customer for Service delivery and performance. Customer’s affiliates may purchase Service under this Agreement, and Customer will be jointly and severally liable for all claims and liabilities related to Service ordered by any Customer affiliate.

9.4 Notices. Notices will be in writing and deemed received if delivered personally, sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service or First Class International Post. Unless otherwise provided for in a Service Attachment, requests for disconnection of Service (other than for default) must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via the following website / link: http://www1.level3.com/disco/disco.html and will be effective 30 days after receipt (or such longer period set forth in a Service Attachment). Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: billing@centurylink.com. Customer failure to follow this process and/or provide complete information may result in continued charges that will not be credited. All legal notices will be addressed to CenturyLink at: 931 14th Str., #900, Denver, CO 80202; Fax: 888-778-0054; Attn.: Notice Coordinator; and to any electronic or physical address of Customer as provided in the Agreement or in its absence, to Customer’s address identified on the Order or as reflected in CenturyLink’s records, Attn. General Counsel.

9.5 Acceptable Use Policy and Data Protection. Customer must conform to an applicable Acceptable Use Policy (“AUP”) for Services purchased under this Agreement and to the CenturyLink Privacy Policy, which is available at http://www.centurylink.com/aboutus/legal/privacy-policy.html. Unless otherwise set forth in a Service Attachment, the applicable AUP is available at http://www.level3.com/en/security-law-enforcement-and-acceptable-use-policy/acceptable-use-policy/.

9.6 Confidentiality. Neither party will: (a) disclose any of the terms of the Agreement; or (b) disclose or use (except as expressly permitted by, or required to achieve the purposes of, the Agreement) the confidential information received from the other party. Confidential information will not include Customer Data except as may be described in a Service Attachment. A party may disclose confidential information if required to do so by a governmental agency, by operation of law, or if necessary in any proceeding to establish rights or obligations under the Agreement. Each party will limit disclosure and access to confidential information to those of its employees, contractors, attorneys or other representatives who reasonably require such access to accomplish the Agreement’s purposes and who are subject to confidentiality obligations at least as restrictive as those contained herein.

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9.7 Intellectual Property Ownership; Use of Name and Marks. Nothing in the Agreement or the performance thereof will convey, license, or otherwise transfer any right, title, or interest in any intellectual property or other proprietary rights held by either party or its licensors. Neither party will use the name or marks of the other party or any of its affiliates for any purpose or issue any press release or public statement relating to this Agreement without the other party’s prior written consent.

9.8 Governing Law; Amendment. This Agreement will be governed and construed in accordance with the laws of the State of New York, without regard to its choice of law rules. Each party will comply with all applicable laws, rules and regulations associated respectively with CenturyLink’s delivery or Customer’s use of the Service under the Agreement. This Agreement, including any Service Attachments, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service. CenturyLink is not subject to any obligations that are not explicitly identified in this Agreement. This Agreement may only be modified or supplemented by an instrument executed by an authorized representative of each party. No failure by either party to enforce any right(s) hereunder will constitute a waiver of such right(s).

9.9 Critical 9-1-1 Circuits. The Federal Communications Commission’s 9-1-1 reliability rules mandate the identification and tagging of certain circuits or equivalent data paths that transport 9-1-1 calls and information (“9-1-1 Data”) to public safety answering points. These circuits or equivalent data paths are defined as Critical 911 Circuits in 47 C.F.R. Section 12.4(a)(5). CenturyLink policies require tagging of any circuits or equivalent data paths used to transport 9-1-1 Data. Customer will cooperate with CenturyLink regarding compliance with these rules and policies and will notify CenturyLink of all Services Customer purchases under this Agreement utilized as Critical 911 Circuits or for 9-1-1 Data.

9.10 International Services. For Services provided outside the United States, Customer or its local affiliate may be required to enter into a separate local country addendum/agreement (as approved by local authorities) (“LCA”) with the respective CenturyLink affiliate that provides the local Service(s). Such CenturyLink affiliate will invoice Customer or its local affiliate for the respective local Service(s).

9.11 Relationship and Counterparts. The relationship between the parties is not that of partners, agents, or joint venturers. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one instrument. Digital signatures and electronically exchanged copies of signed documents will be sufficient to bind the parties to this Agreement.

10. Unless otherwise set forth in a Service Attachment, if Customer desires to migrate the DS3 Circuits with 12-month term described on the Local Access Service Exhibit current Service(s) to a new CenturyLink telecommunications Service(s) that Customer and CenturyLink agree would meet Customer’s needs more efficiently than Customer’s existing Service(s), CenturyLink will, upon Customer’s request, amend (if necessary) this Agreement to include such new telecommunications Service(s). If Customer orders the new Service, CenturyLink will migrate the existing Service(s) and waive or credit early termination liability on the existing Service if (1) the existing Service has met a minimum 12-month Service Term, and (2) Customer will pay any termination liability payable to third parties resulting from the termination and any out-of-pocket costs of construction to the extent such construction was undertaken to provide the existing Service.

CENTURYLINK COMMUNICATIONS, LLC	PRECISION OPINION

Authorized Signature	Authorized Signature
/s/ Steve Arneson	/s/ Bruce Baum
Name Typed or Printed	Name Typed or Printed
Director – Offer Management	Bruce Baum
Title	Title
Steve Arneson	CFO/COO
Date	Date
Customer’s Address for Notice: Customer’s facsimile number (if applicable): Person designated for notices:

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CENTURYLINK MASTER SERVICE AGREEMENT

REVENUE COMMIT ADDENDUM

As of the Addendum Effective Date hereto, and commencing upon the first full billing cycle following the Ramp Period (defined below) and continuing through the longer of (i) the balance of the Local Inbound Service Term detailed above or (ii) as long as Customer continues to receive CenturyLink Long Distance and Toll Free Service, (the “Commitment Period”), Customer shall utilize the Contributory Services (as defined below) such that each month the Contributing Amount (as defined below) results in a revenue commitment of at least $12,000.00 (the “Revenue Commitment”). Customer shall only be charged and obligated to pay usage charges during the Ramp Period.

The parties agree that Customer’s Revenue Commitment is a take or pay type arrangement. Notwithstanding the aggregate charges otherwise due and owing from Customer, if the sum of the monthly aggregate Contributory Amount paid by Customer to CenturyLink at the end of any billing month is less than the monthly Revenue Commitment, CenturyLink will invoice Customer and Customer agrees to pay CenturyLink (in addition to all other applicable charges) within thirty (30) days a shortfall amount equal to one hundred percent (100%) of the difference between the Revenue Commitment for that particular month and the sum of the monthly aggregate Contributory Amounts paid to CenturyLink during that particular month (the “Shortfall Payment”).

“Ramp Period” - means the period commencing on the Addendum Effective Date and expiring 36 months thereafter.

Contributory Services; for the purposes hereof, “Contributory Services” collectively refers to Customers use of CenturyLink Long Distance and Toll Free Service, as detailed on their respective Service Schedules for each applicable month during the Commitment Period.

Contributory Amounts; means those amounts paid by Customer to CenturyLink for the monthly recurring and/or usage charges for CenturyLink Long Distance and Toll Free Service. Only those Contributing Amounts described herein shall contribute to Customer’s satisfaction of the Long Distance and Toll Free Service Revenue Commitment. All charges, fees or amounts invoiced for Long Distance and Toll Free shall contribute to the Revenue Commitment, including but not limited to non-recurring charges, termination fees, charges or liability, charges relating to ancillary service components, taxes, regulatory charges, fees or surcharges fees. Should the Customers payment for one month exceed the Revenue Commitment, the excess may contribute to the Revenue Commitment for the following month.

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CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

CenturyLink IQ Networking is subject to the Local Access Service Exhibit, and the CenturyLink Master Service Agreement between Customer and CenturyLink. Port types that require Rental CPE are also subject to the Rental CPE Service Exhibit. All capitalized terms that are used but not defined in this Attachment are defined in the Agreement or Service Exhibit.

1. General. Domestic CenturyLink IQ® Networking Service (“Service”) is provided by CenturyLink under the terms of the Agreement, this Service Exhibit, and any signed quotes between CenturyLink and Customer.

2. Service.

2.1 Description. Service is a data, IP, and a network management solution that is designed for connectivity between Customer’s sites or public Internet connectivity.

2.2 Ports. CenturyLink offers Service in the following port (“Port”) types:

(a) Internet Port. Internet Ports provide public Internet connectivity.

(b) Private Port. Private Ports provide WAN connectivity between Customer sites. Customer may allocate Private Port traffic up to 10 different closed user groups. Customer may request more than 10 point-to-point closed user groups for an additional charge. Quality of service (“QoS”) traffic prioritization can be used with Private Ports. Ethernet Private Ports with real-time traffic that require QoS are subject to local access limitations.

(c) CenturyLink IQ+® Port. A CenturyLink IQ+ Port is a bundled solution that includes the following: (i) the functionality of a Private Port, (ii) Local Access, (iii) Monitor and Notification for a CenturyLink provided or approved router, (iv) End-to-End Performance Reporting, and (v) optional CenturyLink provided router as Rental CPE and Priority Queuing. The Local Access and CenturyLink provided router for domestic Service are subject to the Local Access Service Exhibit and CenturyLink Rental CPE Service Exhibit (including the applicable Detailed Description), respectively. Customer may provide a router approved by CenturyLink. Domestic Service with a CenturyLink provided router includes 8x5 NBD maintenance using ProMET® Remote Standard Service or 24x7 on-site maintenance using ProMET® On-Site Premium Service at Customer qualified sites. CenturyLink may use repackaged Rental CPE or substitute the Rental CPE with other CPE. Customer is responsible for any trouble shooting and repair of equipment on Customer’s side of the router. Domestically, a CenturyLink IQ+ Port is only available in a CenturyLink determined data center.

(d) CenturyLink IQ+® Cloud Port. A CenturyLink IQ+ Cloud Port is a bundled solution that provides: (i) private connectivity between Customer’s Private Port sites and Customer resources in CenturyLink determined data centers and/or cloud service provider environments, (ii) Local Access (Data Center Access), (iii) Monitor and Notificationand (iv) End-to-End Performance Reporting. Customer can use all Private Port features defined in the Private Port section above. Access within data centers and cloud service provider environments may include shared or virtualized services where available. Customer understands that cloud-related services are contracted separately.

2.3 Network Management Service. CenturyLink Network Management Service (“NMS”) is a feature available for all Ports. For CenturyLink IQ+ Cloud Ports, the only available type of NMS is Monitor and Notification. Select Management or Comprehensive Management is available with domestic Ports. The feature provides performance reporting, change management, configuration management, fault monitoring, management and notification of CPE and network related issues. Customer may also request NMS management features for devices not associated with a CenturyLink IQ Networking Port in domestic locations with CenturyLink’s prior approval. The NMS management types are set forth in more detail below.

(a) Monitor and Notification. Monitor and Notification can be included with CenturyLink IQ+ Ports and CenturyLink IQ+ Cloud Ports and is an optional NMS feature for the other Port types. CenturyLink will monitor the Customer devices 24x7x365 for up/down status using ICMP ping. CenturyLink will notify Customer if no response is received for a designated period. NMS will not provide any troubleshooting and incident resolution for device or network faults. “Monitor & Notification” is the only NMS option available for devices that do not support SNMP and/or are not certified for NMS.

(b) Select Management. Select Management can be included with any eligible domestic Port, except for CenturyLink IQ+ Cloud Ports. CenturyLink will monitor Customer devices 24x7x365 for up/down status as well as provide 24x7x365 remote performance monitoring, reporting, and ticketing via an NMS online portal for devices supported by CenturyLink, fault monitoring, management, and notification (detection, isolation, diagnosis, escalation and remote repair when possible), change management supported by CenturyLink (up to 12 changes per year), asset management (device inventory), and configuration management (inventory of customer physical and logical configuration). Customer must make change management requests via Control Center at https://controlcenter.centurylink.com. Select Management only supports basic routing functions. NMS does not include new CPE initial configuration, lab testing, lab modeling, or on-site work of CPE. The NMS supported device list and a standard change management list are available on request and are subject to change without notice.

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DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

(c) Comprehensive Management. Comprehensive Management can be included on any eligible Port, except for CenturyLink IQ+ Cloud Ports. Comprehensive Management includes all of the Select Management features as well as total customer agency and change management (up to 24 configuration changes per year) of complex routing functions within routers, switches, and firewall modules. This includes configuration and management of complex routing, switching, device NIC cards, firewall module configurations, and basic router internal firewall functions. CenturyLink acts as the Customer’s single point of contact in managing the resolution of all service, device, and transport faults covered by Comprehensive Management and will work with any third party hardware and/or transport providers the Customer has under contract until all network issues are successfully resolved. With Internet security protocol (“IPSec”), CenturyLink can configure full mesh, partial mesh, or hub-and-spoke topologies with secure tunnels for remote communication between Customer locations. IPSec is only available on approved Cisco and Adtran devices. IPSec opportunities greater than 25 devices or with other manufacturer’s devices require CenturyLink approval before submitting an order.

(d) CenturyLink Responsibilities. For NMS, CenturyLink will provide Customer with a nonexclusive service engineer team, which will maintain a Customer profile for the portion of the Customer’s network where the devices covered by NMS reside. CenturyLink will work with Customer to facilitate resolution of service affecting issues with Select Management or Comprehensive Management.

(e) Customer Responsibilities.

(i) Customer must provide all information and perform all actions reasonably requested by CenturyLink in order to facilitate installation of NMS. If Customer limits or restricts CenturyLink’s read/write access to a device, CenturyLink cannot support configuration backups. Customer is responsible for supporting CenturyLink in access, troubleshooting, and configuration requests made in accordance with normal troubleshooting and repair support activities. For Out-of-Band management related to fault isolation/resolution, Customer will provide and maintain a POTS line for each managed device. “Out-of-Band” means a connection between two devices that relies on a non-standard network connection, such as an analog dial modem, which must be a CenturyLink certified 56k external modem. Additionally, Customer will provide a dedicated modem for each managed device. It is not mandatory that Customer have a POTS line but Customer must understand that CenturyLink will not be able to troubleshoot issues if the device covered by NMS cannot be reached. Service related outages requiring access to the device for troubleshooting and repair purposes will impact the eligibility of any associated SLA credits.

(ii) For Comprehensive Management, Customer must execute the attached Letter of Agency (Attachment 1) to authorize CenturyLink to act as Customer’s agent solely for the purpose of accessing Customer’s transport services.

(iii) Depending on transport type, Customer’s managed devices must comply with the following set of access requirements: (A) for NMS delivered via IP connectivity with an Internet Port or other public Internet service, devices must contain an appropriate version of OS capable of establishing IPsec VPNs; and (B) for NMS delivered with a Private Port, CenturyLink will configure a virtual circuit to access Customer’s device at no additional charge. CenturyLink will add the NMS network operations center to the Customer closed user group to manage the devices within Customer’s network.

(iv) Customer must provide a routable valid IP address to establish the NMS connection. Customer’s primary technical interface person must be available during the remote installation process to facilitate installation of NMS. All Customer devices managed under NMS must be maintained under a contract from a CenturyLink approved onsite CPE maintenance provider. The response times for which Customer contracts with its CPE maintenance provider will affect CenturyLink’s timing for resolution of problems involving Customer provided devices. The performance of the CPE maintenance provider is Customer’s responsibility.

(v) Customer may not reverse engineer, decompile, disassemble or apply any other process or procedure to alter any CPE, software, or other component of this Service for any purpose.

2.4 End-to-End Performance Reporting. End-to-End Performance Reporting is a feature included all Ports, except for Ports with VPLS. Customer must include CenturyLink as a member of each closed user group. The feature includes a report based on data collected from Customer’s traffic within its closed user groups and measures availability, jitter, latency, and packet delivery between Customer’s edge routers, between CenturyLink’s routers, and between Customer’s edge routers and CenturyLink’s routers. The data contained in the report is measured differently than the goals contained in the SLA applicable to the Service and is for informational purposes only. Customer is not entitled to SLA credits based on the data in the report. Customer may access the report in the Control Center portal. Some quote forms or other associated documents may use “End-to-End Performance Monitoring” to mean “End-to-End Performance Reporting”.

2.5 Multicast. Multicast is an optional feature for Private Ports. The feature enables IP multicast on the CenturyLink IP network. Customer must configure its edge devices with CenturyLink designated multicast protocol specifications and use the CenturyLink designated IP address range for Customer’s multicast applications. The standard feature allows up to ten sources of multicast traffic per Customer, but CenturyLink may permit a limited number of additional sources.

2.6 VPLS. Layer 2 virtual private LAN service (“VPLS”) is optional feature for Private Ports only. VPLS is not available for CenturyLink IQ+ Ports or CenturyLink IQ+ Cloud Ports. Private Ports with VPLS are supported on CenturyLink-certified Cisco equipment and are limited to the following connection and encapsulation methods: Ethernet 10 Mbps, 100 Mbps, 1000 Mbps with Ethernet encapsulation; DS1 and DS3 with Frame Relay encapsulation, and OC3 with ATM encapsulation. The following features are not available with Private Ports with VPLS: (a) usage reports; (b) the Precise Burstable or Data Transfer pricing methodologies; (c) the SLA’s Reporting Goal; (d) VPN Extensions and (e) End-to-End Performance Reporting.

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CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

2.7 VPN Extensions. A VPN Extension is an optional feature for layer 3 multi protocol label switching (“MPLS”) Private Ports. The feature allows Customer to extend its Layer 3 MPLS closed user groups to Customer locations that are not served by CenturyLink’s MPLS network (“Remote Location”). Customer can establish a tunnel through the Internet between the Customer’s CPE at the Remote Location (separately purchased and managed by Customer) and the CenturyLink network device. The Customer provided CPE must support the CenturyLink service configurations and be installed as designated by CenturyLink or as otherwise agreed upon by the parties. Customer is responsible for the installation, operation, maintenance, use and compatibility of the Remote Location CPE. Customer will cooperate with CenturyLink in setting the initial configuration for the Remote Location CPE interface with the VPN Extension Service. Customer must use IP connectivity at the Remote Location that includes a static public IP address.

(a) Exclusions. CenturyLink will not debug problems on, or configure any internal or external hosts or networks (e.g., routers, DNS servers, mail servers, www servers, and FTP servers). All communication regarding the VPN Extension must be between CenturyLink and a Customer approved site contact that has relevant experience and expertise in Customer’s network operations. The following features are not available with VPN Extensions: (i) End-to-End Performance Reporting; (ii) QoS; (iii) VPLS; and (iv) Multicast. VPN Extensions are not subject to the SLA.

2.8 Backbone Prioritization/Priority Queuing. Backbone Prioritization and Priority Queuing is an optional feature available with individual domestic Private Ports, CenturyLink IQ+ Ports, and CenturyLink IQ+ Cloud Ports. When this feature is configured on such Port, traffic originating from that Port will be designated at a higher class of service to the CenturyLink IP network than traffic originating from such Ports without the feature or Internet Ports. If Customer desires the feature for traffic between two or more such Ports, the feature must be ordered for each such Port. The benefit from this feature is realized during periods of high network congestion. The feature may not be available at all locations or with Multicast in certain circumstances.

3. Ordering. For purposes of this Service Exhibit, “Order Form” means an electronic order confirmation process using an architecture confirmation document (“ACD”) or other document that Customer and CenturyLink mutually agree to prior to submitting a Service order request. CenturyLink must approve each Order Form and Customer must send it via e-mail, fax, or other CenturyLink-approved electronic process to CenturyLink. Subject to availability, CenturyLink will assign /29 Internet address space for Customer during the use of a Port. Neither Customer nor any End Users will own or route these addresses. Upon termination of Service, Customer’s access to the IP addresses will cease. If Customer requests special sequencing for Port installation, Customer must designate a Key Port. A “Key Port” is a Port that must be available on the network before adding additional domestic Port locations. The installation of the Key Port will determine the timelines for the installation of other domestic Ports. Customer may designate one Key Port within its CenturyLink IQ Networking network topology by notifying CenturyLink in writing of that request. Unless the parties otherwise agree in writing, Customer has sole responsibility for ordering, securing installation and ensuring proper operation of any and all equipment required to enable Customer to receive the Service.

4. Charges. Customer must pay all applicable MRCs and NRCs set forth in an attached pricing attachment, offer attachment, or a valid signed CenturyLink issued quote. Charges will commence within five days after the date CenturyLink notifies Customer that Service is provisioned and ready for use (“Start of Service Date”). Customer may order multiple Ports with multiple pricing methodologies in accordance with the pricing methodologies set forth below. Customer may change the pricing methodology (e.g., from Flat Rate to Precise Burstable) of a Port if: (a) the Port’s new MRC remains the same or greater than the old MRC, and (b) the Port starts a new Service Term that is equal to or greater than the remaining number of months in the old Service Term, subject to a 12 month minimum. CenturyLink may change rates after the completion of a Port’s Service Term with 60 days’ notice. The net rate MRCs set forth in the pricing attachment, offer attachment or valid signed CenturyLink issued quote will be used to calculate Contributory Charges. Net rate MRCs are lieu of all other rates, discounts, and promotions. The End-to-End Performance Reporting, VPN Extension, SIG and Multicast features are provided on a month-to-month basis and either party may cancel a feature with 30 days’ prior written notice to the other party. CenturyLink may upon 30 days prior written notice to Customer modify those features, including without limitation, their rates. If a CenturyLink IQ+ Port uses Data Center Access as the access type, that Port will be understood to be a CenturyLink IQ+ Cloud Port.

4.1 Pricing Methodologies.

(a) Flat Rate. The Flat Rate pricing methodology bills Customer a specified MRC for a given Port speed regardless of Customer’s actual bandwidth utilization.

(b) Tiered. The Tiered pricing methodology caps Customer’s bandwidth at the tier specified on an Order Form and bills the Customer a fixed MRC based on that bandwidth tier regardless of Customer’s actual bandwidth utilization. No more than once per month, Customer may change its specific bandwidth tier (e.g., 2 Mbps to10 Mbps) within the applicable Port classification (e.g., Ethernet, Fast Ethernet). Customer may not change its bandwidth from one Port classification to another.

(c) Precise Burstable. Usage samples are taken every five minutes throughout the monthly billing cycle. Only one sample is captured for each five-minute period, even though there are actually two samples taken; one for inbound utilization and one for outbound utilization. The higher of these two figures is retained. At the end of the billing period, the samples are ordered from highest to lowest. The top 5% of the samples are discarded. The highest remaining sample is used to calculate the usage level, which is the 95th percentile of peak usage. For each Precise Burstable Port, Customer will pay an MRC calculated by multiplying Customer’s 95th percentile of peak usage in a given month by the applicable MRC per Mbps. There is a minimum usage amount within each Precise Burstable Port classification (“Precise Burstable Minimum”). Customer will be billed the greater of the Precise Burstable Minimum or the actual charges based upon its 95th percentile of peak usage.

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CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

(d) Data Transfer. Usage samples are taken every five minutes throughout the Customer’s monthly billing cycle. Samples are taken for both in-bound utilization and out-bound utilization. Customer will be billed for the sum total of both inbound and outbound utilization. Charges are applied using a stepped or “metered” methodology such that Customer’s traffic will be billed incrementally at each volume tier. For example, if Customer’s total volume on a DS1 circuit is 10 GB, the first 7 GB of such total would be billed at the 0-7 GB tier, and the remaining 3 GB would be billed at the 7.01-17 GB tier. For each Data Transfer Port ordered hereunder, Customer will pay an MRC calculated by multiplying Customer’s volume of data transferred in a given month (in GBs) by the applicable MRC per GB. Within each Data Transfer Port classification (e.g., DS1, DS3), Customer will be subject to the minimum usage amount set forth in the column heading of the applicable Data Transfer pricing table (“Data Transfer Minimum”). Customer will be billed the greater of the Data Transfer Minimum or the actual charges based upon its actual volume of data transferred. Data Transfer pricing is only available if Customer’s premises-based router uses HDLC, PPP, or MLPPP line encapsulation.

5. Term; Cancellation.

5.1 Term. The term of an individual Port (and associated features/Services, if applicable) begins on the Start of Service Date for that Port and continues for (a) the service term shown on the valid signed CenturyLink issued quote or the pricing attachment or (b), if a service term is not shown in a quote or a pricing attachment, three years. If Service is installed at multiple Customer locations or with multiple Ports at a Customer location, each separate Port (and associated features/Services) will have its own Start of Service Date. Upon expiration of a Service Term, individual domestic Ports (and associated features/Services) will remain in effect on a month-to-month basis until canceled by either party with 60 days’ notice.

5.2 Cancellation. Upon cancellation of a Service, Customer will remain liable for charges accrued but unpaid as of the cancellation date. If a Port and associated features/Services is canceled by Customer other than for Cause, or by CenturyLink for Cause, before the conclusion of its Service Term or Upgrade Service Term (as described in the “Upgrades” section), Customer will pay a “Cancellation Charge” equal to the amounts set forth below. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

(a) Domestic Internet Port orPrivate Ports: (i) 100% of the Port and NMS MRCs multiplied by the number of months remaining in the first 12 months of the initial Service Term (or Upgrade Service Term), if any, plus (ii) 35% of the balance of those MRCs multiplied by the number of months remaining to complete the initial Service Term (or Upgrade Service Term) beyond the first 12 months, plus (iii) the amount of any NRCs discounted or waived if the Port has not remained installed for at least 12 months.

(b) CenturyLink IQ+ Ports and CenturyLink IQ+ Cloud Ports: (i) 100% of the CenturyLink IQ+ Port or CenturyLink IQ+ Cloud Port MRC (and associated features/Service MRCs if applicable) multiplied by the number of months remaining in the first 12 months of the initial Service Term, if any; plus (ii) 75% of the those MRCs multiplied by the number of months remaining to complete 24 months of the initial Service Term, if any; plus, if applicable, (iii) 50% of those MRCs multiplied by the number of months remaining to complete the remainder of the Service Term.

5.3 Waiver of Cancellation Charges.

(a) Upgrades. CenturyLink will waive the Cancellation Charges for a domestic Port if Customer: (i) upgrades a Port to another Port with a higher bandwidth (e.g., from a DS1 to a DS3) within the same pricing methodology and the new Port’s MRC (with Local Access) is equal to or greater than the combined MRCs of the Port and the associated Local Access Service being terminated; or (ii) upgrades the Port type to a higher Port type (e.g., from an Internet Port to a Private Port or CenturyLink IQ+ Port) within the same pricing methodology. All upgraded Ports must start a new Service Term equal to or greater than the replaced Port’s remaining Service Term, subject to a 12 month minimum (“Upgrade Service Term”). If Customer cancels the upgraded Port before the completion of the Upgrade Service Term, Customer will pay the Cancellation Charges set forth in the Cancellation section above. In some cases an upgrade to a Port may trigger a Local Access charge under the Local Access Service Exhibit. Customer can upgrade a CenturyLink IQ+ Port from 8x5 NBD Remote to 24x7 On-Site maintenance or upgrade a CenturyLink IQ+ Port’s NMS feature to Select Management or Comprehensive Management without restarting the Service Term.

(b) Migration to Other CenturyLink Services. CenturyLink will waive the Cancellation Charges for a domestic Port if Customer migrates the Port to a new Data Bundle solution (a “New Service”) as long as: (i) the New Service’s MRC is equal to or greater than the combined MRCs of the Port and the associated Local Access Service being terminated; (ii) the New Service’s minimum service term is at least as long as the then remaining Service Term of the Port being terminated; and (iii) the New Service is available.

6. Additional Disclaimer of Warranty. In addition to any other disclaimers of warranty stated in the Agreement, CenturyLink makes no warranty, guarantee, or representation, express or implied, that all security threats and vulnerabilities will be detected or that the performance of the Services will render Customer’s systems invulnerable to security breaches. Customer is responsible for Customer’s own network security policy (including applicable firewall and NAT policies) and security response procedures.

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DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

7. E-mail Notification. Customer acknowledges and agrees that CenturyLink may contact Customer via e-mail at the e-mail address provided to CenturyLink when Customer ordered the Service for any reason relating to the Service, including for purposes of providing Customer any notices required under the Agreement. Customer agrees to provide CenturyLink with any change to its e mail address.

8. AUP. All use of the Services must comply with the AUP located at http://www.centurylink.com/legal/, which is subject to change. CenturyLink may reasonably change the AUP to ensure compliance with applicable laws and regulations and to protect CenturyLink’s network and customers. Any changes to the AUP will be consistent with the purpose of the AUP to encourage responsible use of CenturyLink’s networks, systems, services, Web sites, and products.

9. SLA. Ports other than CenturyLink IQ+ Ports or CenturyLink IQ+ Cloud Ports are subject to the CenturyLink IQ Networking Service Level Agreement (“SLA”), CenturyLink IQ+ Ports and CenturyLink IQ+ Cloud Ports are subject to the CenturyLink IQ+ Port SLA and the NMS feature is subject to the NMS SLA. Each SLA is located at http://www.centurylink.com/legal/ and subject to change. For Customer’s claims related to Service or NMS feature deficiencies, interruptions or failures, Customer’s exclusive remedies are limited to those remedies set forth in the applicable SLA. References to CenturyLink IQ+ Ports in the CenturyLink IQ= SLA will also refer to CenturyLink IQ+ Cloud Ports.

10. Other Terms.

10.1 General. Any references to a Revenue Commitment or Contributory Charges will not apply to this Service Exhibit.

10.2. Cancellation and Termination Charges. This section replaces Section 4.6, the Cancellation and Termination Charges set forth in the Agreement:

Termination. Either party may terminate an individual Service: (a) as set forth above with 60 days’ prior written notice to the other party, or (b) for Cause. If an individual Service is terminated by Customer for any reason other than for Cause or by CenturyLink for Cause prior to conclusion of the applicable Service Term, then Customer will pay the Cancellation Charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date. If the Agreement is terminated by Customer for any reason other than for Cause, or by CenturyLink for Cause prior to the conclusion of the Service Term, all Services are deemed terminated, and Customer will pay the Cancellation Charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date.

10.3 Installation, Maintenance and Repair. The following are supplemental terms to the Scheduled Maintenance and Local Access section of the Agreement: (a) Provision of Services is subject to availability of adequate capacity and CenturyLink’s acceptance of a complete Order Form and (b) Customer is responsible for any facility or equipment repairs on Customer’s side of the demarcation point. Customer may request a technician dispatch for Service problems. Before dispatching a technician, CenturyLink will notify Customer of the dispatch fee. CenturyLink will assess a dispatch fee if it determines the problem is on Customer’s side of the demarcation point or was not caused by CenturyLink’s facilities or equipment on CenturyLink’s side of the demarcation point. “Order Form” includes both order request forms and quotes issued by CenturyLink. If a CenturyLink service requires a quote to validate the Order Form pricing, the quote will take precedence over the order request form, but not over the Service Exhibit.

10.4 Service Notices. Notices for disconnection of Service must be submitted to CenturyLink via Email at: BusinessDisconnects@Centurylink.com. Notices of non-renewal for Services must be sent via email to: CenturyLink, Attn.: CenturyLink NoRenew, e-mail: Norenew@centurylink.com. Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: Care.Inquiry@Centurylink.com. All other routine operational notices will be provided by Customer to its CenturyLink sales representative.

10.5 CPNI. CenturyLink is required by law to treat CPNI confidentially. Customer agrees that CenturyLink may share CPNI within its business operations (e.g., wireless, local, long distance, and broadband services divisions), and with businesses acting on CenturyLink’s behalf, to determine if Customer could benefit from the wide variety of CenturyLink products and services, and in its marketing and sales activities. Customer may withdraw its authorization at any time by informing CenturyLink in writing. Customer’s decision regarding CenturyLink’s use of CPNI will not affect the quality of service CenturyLink provides Customer. “CPNI” means Customer Proprietary Network Information, which includes confidential account, usage, and billing-related information about the quantity, technical configuration, type, destination, location, and amount of use of a customer’s telecommunications services. CPNI reflects the telecommunications products, services, and features that a customer subscribes to and the usage of such services, including call detail information appearing in a bill. CPNI does not include a customer’s name, address, or telephone number.

10.6 Conflicts. If a conflict exists among the provisions of the Service Attachments, the order of priority will be as follows: the Service Exhibit, the general terms of the Agreement, SLA, SOW (if any) and Order Form, as applicable, and then any other documents attached or expressly incorporated into the Agreement.

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CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

PRICING ATTACHMENT

1. Pricing

1.1 Network Management Service MRCs.

(a) NMS for devices associated with a CenturyLink IQ Networking Port. The following MRC is in addition to the Port MRC.

Description	Promo Code	MRC	NRC
NMS for devices associated with a CenturyLink IQ Networking Port.
Select Management	IQ MANAGED	$45.00 per device	N/A
Comprehensive Management	IQ MANAGED	$75.00 per device	N/A
Monitor and Notification (for non-CenturyLink IQ + Ports)	N/A	$35.00 per device	N/A

(b) NMS for devices not associated with a CenturyLink IQ Networking Port. The following MRC is in addition to the Port MRC.

Description	MRC	NRC
NMS for devices not associated with a CenturyLink IQ Networking Port (including VPN Extensions).
Select Management	$60.00 per device	N/A
Comprehensive Management	$100.00 per device	N/A
Monitor and Notification	$35.00 per device	N/A

1.2 CenturyLink IQ Networking Features.

(a) VPN Extensions.

Description	MRC	NRC
VPN Extensions	$25.00 per IPsec tunnel	$50.00 per IPsec tunnel

(b) Backbone Prioritization~~.~~ Backbone prioritization charges are in addition to the applicable Private Port MRCs.

Description	Increased MRC
Backbone Prioritization	CenturyLink will apply a 20% uplift charge to the MRC of each Private Port configured with Backbone Prioritization.

1,3 Port Pricing Tables. Some Port types or Port speeds may not be available in all areas or with certain types of access. CenturyLink IQ+ Port pricing may be located in a valid signed CenturyLink issued quote, if available. If Customer wishes to order domestic CenturyLink IQ Networking Service with a different bandwidth or pricing methodology than those contained in the below pricing tables, Customer must enter into a separate written amendment to this Agreement or, if a quote applies, sign a new quote that includes the Service Address, type, and details of the new CenturyLink IQ+ Port.

(a) CenturyLink IQ+ Port / CenturyLink IQ+ Cloud Port Pricing.

(b) Flat Rate Pricing.

(c) Tiered Pricing.

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DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

(d) Precise Burstable Pricing.

Precise Burstable Gigabit Ethernet (Precise Burstable Minimum = 100 Mbps) Internet Port Other Access	Net Rate MRC Per Mbps	Install NRC
0.000 – 100 Mbps	$4.00	$4,000.00
100.001 – 150 Mbps	$3.80	$4,000.00
150.001 – 200 Mbps	$3.70	$4,000.00
200.001 – 250 Mbps	$3.50	$4,000.00
250.001 – 300 Mbps	$3.10	$4,000.00
300.001 – 350 Mbps	$3.05	$4,000.00
350.001 – 400 Mbps	$2.70	$4,000.00
400.001 – 500 Mbps	$2.50	$4,000.00
500.001 – 600 Mbps	$2.20	$4,000.00
600.001 – 700 Mbps	$1.90	$4,000.00
700.001 – 800 Mbps	$1.70	$4,000.00
800.001 – 900 Mbps	$1.550	$4,000.00
900.001 – 1000 Mbps	$1.30	$4,000.00

(e) Data Transfer Pricing.

1.4 NRC Discounts.

(a) NRC Waiver. So long as Customer is not in default of any obligations under the Agreement, CenturyLink will waive the Install NRCs for Internet and Private Ports. The Ports must remain installed for at least 12 months.

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CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC CENTURYLINK IQ® NETWORKING SERVICE EXHIBIT

ATTACHMENT 1

COMPREHENSIVE MANAGEMENT

LIMITED LETTER OF AGENCY

between

PRECISION OPINION (“Customer”)

and

CenturyLink Communications, LLC f/k/a Qwest Communications Company, LLC (“CenturyLink”)

This limited letter of agency (“LOA”) hereby authorizes CenturyLink to act as the Customer’s agent for the limited purpose of contacting Customer’s designated Local Exchange Carrier (“LEC”), Interexchange Carrier (“IXC”), Internet Service Provider (“ISP”), or customer premises equipment (“CPE”) maintenance provider in conjunction with CenturyLink Network Management Service. Network Management Service activities will consist of working with Customer’s LEC, IXC, ISP, and/or CPE maintenance provider for the purpose of: (a) extracting information concerning transmission data elements carried over Customer’s network connection; (b) identifying Customer’s links or data link connection identifiers (“DLCIs”); (c) opening, tracking, and closing trouble tickets with the LEC, IXC, ISP, or CPE maintenance provider on Customer’s transport links or CPE when an alarm or fault has been detected; (d) dispatching CPE repair personnel on behalf of Customer to CPE for which a fault has been detected; and (e) discussing fault information with the LEC, IXC or CPE maintenance provider on behalf of Customer to facilitate resolution of the problem.

CenturyLink does not assume any of Customer’s liabilities associated with any of the services the Customer may use.

The term of this LOA will commence on the date of execution below and will continue in full force and effect until terminated with 30 days written notice by one party to the other or until the expiration or termination of the Network Management Service.

A copy of this LOA will, upon presentation to LEC, IXC, ISP, and/or CPE maintenance provider, as applicable, be deemed authorization for CenturyLink to proceed on Customer’s behalf.

Customer Company Name

Authorized Signature of Customer

Print or Type Name

Title

Date

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CENTURYLINK MASTER SERVICE AGREEMENT

LOCAL ACCESS SERVICE EXHIBIT

1. General. CenturyLink will provide Local Access Service (“Service”) under the terms of this Service Exhibit, the Agreement and the RSS.

2. Service Description and Availability.

2.1 Description. Service provides the physical connection between the Service Address and the CenturyLink Domestic Network. Service includes any entrance cable or drop wire to, and equipment maintained by CenturyLink at the Demarcation Point, but does not include CPE, Extended Wiring unless CenturyLink notifies customer that Extended Wiring is included with a service offering, inside wiring, or other equipment not maintained by CenturyLink. Customer is responsible for any additional terminations beyond the Demarcation Point. All equipment owned by CenturyLink remains property of CenturyLink. Customer disclaims any interest in any equipment, property or licenses used by CenturyLink to provide Service. CenturyLink will not provide Service to a residential location, even if business is conducted at that location. Service is not a standalone service and Customer must purchase the Service in connection with another CenturyLink service for which a local loop is required.

2.2 Types of Service Technologies. CenturyLink uses the following different technologies to provide Service. Some technologies or speeds may not be available in all areas or with certain types of Service.

(a) Special Access. “Special Access” means Service using digital signal bandwidths DS0, DS1 and DS3 or Optical Carrier signal bandwidths OC3, OC12, OC48 and OC192.

(b) Ethernet Local Access (“ELA”). ELA is available at bandwidths varying from 1 Mbps to 1,000 Mbps (1G) and 10G (Cross-Connect Access only). ELA is available in the following options: Native Single-Class-of-Service (CoS) Low, Native Single-CoS Medium, Native Single-CoS High, Native Multi-CoS, ELA over SONET, or Ethernet Virtual Access (“EVA”). “Native Single-CoS Low” is a layer 2, switched, native service using a standard Ethernet offering from the local access provider. Native Single-CoS Low is not recommended for use with critical applications (i.e. voice), but is ideal for non-critical applications (i.e. Internet and email traffic). “Native Single-CoS Medium” is a layer 2, switched, native service using a better-than-standard Ethernet offering from the local access provider. Native Single-CoS Medium is ideal for a combination of non-critical and/or critical applications; typically varying voice, video, and data. “Native Single-CoS High” is a layer 2, switched, native service using the best Ethernet offering from the local access provider. Native Single-CoS High is ideal for critical applications; typically predictable and reliable voice and data. Native Single-CoS Medium and Native Single-CoS High are only available with the following CenturyLink services: CenturyLink IQ® Networking Internet Port, Private Port or Enhanced Port with Secure Internet Gateway, E-Line, or Ethernet Private Line (“EPL”). Native Single-CoS Medium or Native Single-CoS High circuit speed must match the maximum CenturyLink IQ Networking port, E-Line, or EPL bandwidth. “Native Multi-CoS” is a layer 2, switched, native service closely aligning the CenturyLink IQ Networking QoS and the local access provider’s Ethernet class of service offering and is only available with CenturyLink IQ Networking Private Port or Enhanced Port with Secure Internet Gateway. At Customer’s discretion, Native Single-CoS Low, Native Single-CoS Medium, Native Single-CoS High, or Native Multi-CoS may be used to support CoS for critical applications (i.e. voice). “ELA over SONET” is a layer 1, SONET-based service. EVA is a layer 2, Ethernet-based service that provides customers with a premium non-oversubscribed connection with Fast E and Gig E connection types. Customer may experience delayed installation intervals due to construction requirements and available bandwidths may be limited due to distance and available Ethernet-supported facilities from the local access provider.

(c) Wavelength Local Access. “Wavelength Local Access” means Service using wave division multiplexing technology. Wavelength Local Access is available at bandwidths of 1 GbE, 10 GbE LAN PHY, 2.5 G (OC48), 10 GbE WAN PHY (OC192), 40G, OTU1, OTU2, OTU3, 1G, 2G, 4G and 10G.

(d) DSL Local Access. “DSL Local Access” means Leased Access using digital subscriber line (“DSL”) technology. DSL Local Access is available at bandwidths varying from 128 kbps/64 kbps to 15000 Mbps/1000 Mbps. Customer may experience delayed installation intervals due to Construction requirements and available bandwidths may be limited due to distance and available DSL-supported facilities from the local access provider.

2.2.1 Use of IP Connection. In some locations, CenturyLink will enable the Service using “IP Connection” which is a Layer 3, symmetrical functionality that utilizes established IP and MPLS transport technologies. In such cases, Customer agrees that it will use IP Connection functionality only for the provision of either: (i) wireline broadband Internet access (as defined in applicable Federal Communications Commission orders and regulations), or (ii) wireline broadband Internet access plus additional information services, with wireline broadband Internet access constituting a principal use. CenturyLink can provision IP Connection functionality over multiple designs with MPLS transport supporting speeds up to 1G/1G.

2.3 Types of Service. CenturyLink offers the following three types of Service: CenturyLink Provided Access, Customer Provided Access or Cross-Connect Access.

2.3.1 CenturyLink Provided Access. “CenturyLink Provided Access” or “CLPA” means either On-Net Access or Leased Access.

(a) On-Net Access. For On-Net Access, Customer must be located in a CenturyLink designated building in which On-Net Access is generally available. On-Net Access is generally available as Special Access (except at the DS0 bandwidth), ELA, and Wavelength Local Access. Depending on the Service Address, On-Net Access may be provided through an existing CPOP, newly built CPOP, existing intra-building local loop facilities, or connections to a third party provider where CenturyLink coordinates the connectivity between CenturyLink facilities and facilities of a service provider with whom CenturyLink is interconnected. On-Net Access is subject to the OnNet Service Level Agreement located at http://www.centurylink.com/legal/docs/Local-Access-SLA.pdf, which is subject to change.

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CENTURYLINK MASTER SERVICE AGREEMENT

LOCAL ACCESS SERVICE EXHIBIT

(b) Leased Access. Leased Access is generally available as Special Access, ELA, Wavelength Local Access and DSL Local Access at the bandwidths described in this Service Exhibit for those access types. Customer may request a Preferred Provider for Leased Access from a list of available providers with whom CenturyLink has interconnect agreements. CenturyLink will attempt to use Customer’s Preferred Provider, but both final routing and the provider actually used will be chosen by CenturyLink. If CenturyLink is unable to use Customer’s Preferred Provider for a specific Service Address as designated in the pricing attachment or a quote, then the rate for Service at that Service Address may be subject to change. Where available for Special Access, ELA and Wavelength Local Access, Customer may request CenturyLink to provide a separate fiber facility path for a protection system between the local access provider’s serving wire center and the Service Address (“Protect Route”). Protect Route uses backup electronics and two physically separate facility paths in the provisioning of Service. If the working facility or electronics fail, or the Service performance becomes impaired, the facility is designed to automatically switch to the Service protect path in order to maintain a near-continuous flow of information between locations. Special Access and ELA are also generally available as a central office meet point at a local access provider central office to which Customer has a dedicated connection.

2.3.2 Customer Provided Access. “Customer Provided Access” or “CPA” means a local loop that Customer orders from a local access provider to connect Customer’s premises to the CenturyLink Domestic Network at a connection point specified by CenturyLink. CenturyLink will provide Customer with a limited letter of agency (“LOA”), which is incorporated by this reference, authorizing Customer to act as CenturyLink’s agent so that Customer’s local access provider will connect Customer’s premises to the CenturyLink Domestic Network. Customer will also need to execute a CPA-DAR Addendum for CPA POP with ELA or Wavelength Local Access. Customer will pay a CPA charge to CenturyLink when Customer uses the following: (a) Special Access CPA dedicated facilities or ELA CPA virtual local area network (“VLAN”), both of which are dedicated entrance facilities CenturyLink leases from a local access provider and that carry traffic only from CenturyLink; or (b) ELA CPA POP, which requires CenturyLink to provide space and power for the local access provider to install Ethernet equipment; or (c) Wavelength Local Access. Customer will pay a CPA charge to CenturyLink when Customer uses Special Access CPA non-dedicated facilities owned by local access providers and that carry traffic from multiple carriers, including CenturyLink, if the provider charges CenturyLink for those facilities. CPA ELA VLAN is an access type where CenturyLink will provision and assign an Ethernet virtual circuit from a CenturyLink POP to a Customer designated Ethernet facility leased from a common Ethernet service provider. This access will be used to connect to a CenturyLink VLAN assignment on a CenturyLink IQ Networking Internet or Private Port or E-Line. CenturyLink will not bill customer a CPA charge for an IP layer 3 expansion site because Customer, not CenturyLink, is responsible for ordering a cross-connect from the IP layer 3 expansion site manager to meet CenturyLink in the IP layer 3 expansion site’s meet-me-room. CPA is the responsibility of Customer and CenturyLink will not pay for or troubleshoot components of CPA.

2.3.3 Cross-Connect Access. “Cross-Connect Access” or “XCA” means: (a) an intra-POP connection between certain Customer facilities with direct access to the CenturyLink Domestic Network and the CenturyLink backbone access point (either (i) located within CenturyLink’s transport area where CenturyLink allows Customer to bring its own fiber directly to the CenturyLink fiber under an executed Direct Connect Agreement (“Direct Connect”) or (ii) in an area where Customer has leased space in a CPOP, a remote collocation site, or a collocation hotel under a Telecommunications Collocation License Agreement or (b) a connection between a CenturyLink-determined data center and a CenturyLink IQ Networking Port, Optical Wavelength Service (“OWS”), or E-Line (“Data Center Access”) under an executed CenturyLink TS Service Exhibit with a CenturyLink IQ Networking, OWS or E-Line Service Exhibit. Data Center Access is available in bandwidths of 100 Mbps, 1G, and 10G (CenturyLink IQ Networking and OWS only). Direct Connect requires splicing of Customer and CenturyLink fibers and cross-connection of individual circuits.

2.4 RSS. Customer understands that Service is an interstate telecommunications service, as defined by Federal Communications Commission regulations and represents while using the Service, more than 10% of its usage will be interstate usage.

3. Ordering. Upon acceptance of an order for a Service, CenturyLink will notify Customer of CenturyLink’s target date for the delivery of that Service (“Estimated Availability Date”). Once CenturyLink notifies Customer of the Estimated Availability Date for a Service, cancellation fees or Cancellation Charges set forth in the Cancellation section below will apply to any cancellation of that order. If Customer fails to respond to CenturyLink’s requests to arrange for the installation of a Service when CenturyLink is ready, CenturyLink may consider the affected Service order canceled. CenturyLink will use commercially reasonable efforts to install each such Service on or before the Estimated Availability Date, but the inability of CenturyLink to deliver Service by such date is not a default under the Agreement or this Service Exhibit.

4. Charges. Customer will pay the net rates set forth in the attached pricing attachment or a quote for Service issued by CenturyLink if the rates for Service at a particular Service Address are not included in the pricing attachment, including all applicable ancillary service charges. CenturyLink invoices MRCs in advance and NRCs in arrears. If the Start of Service Date for any Service falls on any day other than the first day of the month, the first invoice to Customer will consist of: (a) the pro-rata portion of the applicable MRC covering the period from the Start of Service Date to the first day of the subsequent month; and (b) the MRC for the following month. Charges for Service will not be used to calculate Contributory Charges. Customer will receive the rates for Service as shown on the pricing attachment regardless of whether an NPA/NXX split or overlay occurs.

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4.1 Ancillary Charges. Ancillary charges applicable to Service include but are not limited to those ancillary services set forth in this section. If an ancillary charge applies in connection with provisioning a particular Service, CenturyLink will notify Customer of the ancillary charge to be billed to Customer. Customer may either approve or disapprove CenturyLink providing the ancillary service.

(a) Expedite. A local loop expedite charge applies to orders where Customer requests the delivery of Service one or more days before the Estimated Availability Date. Customer may only request to expedite CenturyLink Provided Access of Special Access and ELA orders (where underlying local access provider allows CenturyLink QCC to order an expedited service.)

(b) Extended Wiring. “Extended Wiring” means additional wiring from the Demarcation Point to Customer’s network interface equipment. Customer may only request Extended Wiring for (i) Special Access ordered as Leased Access, (ii) DSL Local Access, and (iii) Ethernet Local Access (where available). Extended Wiring could entail electrical or optical cabling into 1) existing or new conduit or 2) bare placement in drop down ceilings, raised floors, or mounted to walls/ceilings. Once Service is accepted by Customer, the Extended Wiring then becomes property of and maintained by Customer. CenturyLink will maintain Service to the Demarcation Point only.

(c) Construction. Construction charges apply if; (i) special construction is required to extend Service to the Demarcation Point; or (ii) other activities not covered by Extended Wiring are required beyond the Demarcation Point, that cause CenturyLink to incur additional expenses for provisioning the Service (“Construction”). If Customer does not approve of the Construction charges after CenturyLink notifies Customer of the charges, the Service ordered will be deemed cancelled.

(d) Multiplexing. Customer may request multiplexing for Special Access where available. CenturyLink will multiplex lower level local loop into a higher local loop, or vice-versa, for an additional charge. CenturyLink offers multiplexing at a CPOP, at an On-Net Access building or at an ILEC/CLEC facility providing the Leased Access. For multiplexing at a CenturyLink On-Net Access building, CenturyLink provides multiplexed circuit handoffs to Customer at the same On-Net Access Service Address. For multiplexing at ILEC/CLEC facility, CenturyLink facilitates the delivery of multiplexed circuit handoffs to Customer at a single Service Address or at multiple Service Addresses per Customer’s request. Multiplexing is generally available at DS1 and OCn circuit levels. Pricing for multiplexing at an ILEC/CLEC facility is on an individual case basis.

(e) Changes. Ancillary change charge applies where Customer requests CenturyLink to change a local loop to a different Service Address that is within the same Customer serving wire center as the existing local loop, but a Cancellation Charge does not apply.

5. Term; Cancellation.

5.1 Term. The term of an individual Service begins on the Start of Service Date for that Service and continues for the number of months specified in the attached pricing attachment for a particular Service Address or a quote for Service issued by CenturyLink if the rates for Service at particular Service Address are not included in the pricing attachment (“Initial Service Term”). Excluding voice loops and Data Center Access with a month-to-month Initial Service Term, the Initial Service Term will not be less than 12 months. Upon expiration of the Initial Service Term, Service will automatically renew for consecutive periods equal to the Initial Service Term length (a “Renewal Service Term”). CenturyLink may change rates at any time after the Initial Service Term, but will not change rates more than once during a Renewal Service Term.

5.2 Cancellation. Upon cancellation of a Service, Customer will remain liable for (a) charges accrued but unpaid as of the cancellation date (including MRCs, NRCs and Construction charges and other ancillary charges), (b) the amount of any NRCs that CenturyLink discounted or waived, if canceled during the first 12 months of the Initial Service Term and (c) any applicable cancellation fees and Cancellation Charges as set forth below.

(a)  Leased Access and On-Net Access—Cancellation Before the Start of Service Date. Customer will pay the cancellation fee identified in the below table if cancellation of a Service order occurs before the Start of Service Date. If Customer accepted a Construction charge, Customer will also pay any unpaid Construction charges incurred by CenturyLink. If CenturyLink notifies Customer that Construction is required to provision a Service order and Customer cancels that order before the Start of Service Date because Customer disapproves of the Construction charge, the cancellation fee does not apply.

Leased Access and On-Net Access Service Bandwidth†	Before Start of Service Date Cancellation Fee
DS0 (Leased Access only), DS1, DSL Local Access speeds up to 1536 Kbps/1.024 Mbps	$150 NRC
DS3, OCn, DSL Local Access speeds greater than 1536 Kbps/1.024 Mbps, all ELA speeds, all Wavelength Local Access speeds, all IP Connection speeds	$500 NRC

†Includes all types of Service Technology unless otherwise noted.

(b) All Service Types—Cancellation After the Start of Service Date. If a Service is canceled by Customer other than for Cause, or by CenturyLink for Cause, before the conclusion of its Initial Service Term, Customer will pay a “Cancellation Charge” equal to: (i) 100% of the balance of the MRCs that otherwise would have become due for the unexpired portion of the first 12 months of the Initial Service Term, if any, plus (ii) 35% of the balance of the MRCs that otherwise would have become due for the unexpired portion, if any, of the Initial Service Term beyond the first 12 months.

(c) Moves. When Customer requests that CenturyLink move a local loop to a different Service Address that is not within the same Customer serving wire center as the existing local loop such move will be deemed a disconnect of the current local loop to which a Cancellation Charge applies and a new install of a new local loop.

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(d) Waiver of Cancellation Charges. CenturyLink will waive the Cancellation Charge for a cancelled Service:

(i)	When Customer cancels a Special Access ordered as Leased Access if it is (A) DS3 or less, (B) is not part of a bundle or package offering that required Customer to order the local loop with other service components and (C) the local loop’s Start of Service Date was at least 12 months prior to the requested date of cancellation.

(ii)	When Customer upgrades existing Special Access, Native Single-CoS Low/Medium/High, Native Multi-CoS, ELA over SONET, or Wavelength Local Access (“Existing CLPA Service”) with new Service within the same specific type of Service technology at a higher Service speed (e.g., Special Access DS1 to Special Access DS3 or Native Single-CoS Low Fast E to Native Single-CoS Low Gig E) and with the same local access provider (“Upgraded CLPA Service”). The Upgraded CLPA Service will have a new Service Term beginning on its Start of Service Date. If the type of Service technology changes when Customer upgrades Existing CLPA Service, Customer must pay Cancellation Charges.

(e) Customer Provided Access—Cancellation of Connectivity after Start of Service Date. To cancel CPA, Customer must provide CenturyLink with a written disconnect firm order confirmation (“DFOC”) notice from Customer’s CPA provider along with notice to cancel the CPA. If Customer fails to provide CenturyLink with the DFOC notice within 30 calendar days after CenturyLink’s receipt of the notice to cancel the CPA, or if CenturyLink disconnects CPA for Cause, then CenturyLink may disconnect the CPA or require the CPA provider to do so. Customer will remain liable for charges for the connectivity to CPA (even if Customer cannot use the CPA) until: (i) Customer furnishes the required DFOC to CenturyLink; or (ii) either party cancels the associated CPA with the CPA provider.

6. Grooming. If CenturyLink plans to groom a circuit on which Service is provided, CenturyLink will provide a grooming notice to Customer. For CPA dedicated facilities grooming, Customer will provide a signed LOA to CenturyLink so that CenturyLink can order the necessary changes. Within 20 calendar days after receipt of that notice, Customer will: (a) notify CenturyLink of its approval, which may not be unreasonably withheld; (b) state its reason for refusing; or (c) request that CenturyLink provide Customer with an LOA so Customer can order the necessary changes. Customer’s failure to respond within the 20-day period will constitute approval of the groom. If the groom results in Customer incurring additional NRCs from its local access provider and Customer provides sufficient proof of the local access provider charge, CenturyLink will issue a credit to Customer equal to the local access provider NRC for each groomed circuit. If Customer refuses the groom for On-Net Access, CenturyLink will, upon 20 calendar days’ prior written notice, cancel the Service on that circuit and assess a Cancellation Charge. When Customer does not respond to a CPA dedicated facilities grooming notice or refuses a CPA dedicated facilities groom, Customer must either: (a) provide CenturyLink with a LOA/CFA so that CenturyLink can have the local access provider cancel the circuit; or (b) work directly with the local access provider to cancel the circuit. If Customer does neither of these things, CenturyLink will pass through to Customer any costs incurred by CenturyLink from the local access provider as a result of the circuit remaining in place. “CFA” means circuit facility assignment of the CenturyLink facility, as identified by CenturyLink, to which Customer must order a local loop for connection to the CenturyLink Domestic Network.

7. Other Terms.

7.1 General. Any references to a Revenue Commitment or Contributory Charges will not apply to this Service Exhibit.

7.2. Cancellation and Termination Charges. This Section replaces Section 4.6, the Cancellation and Termination Charges set forth in the Agreement:

Termination. Either party may terminate an individual Service: (a) as set forth above with 60 days’ prior written notice to the other party, or (b) for Cause. If an individual Service is terminated by Customer for any reason other than for Cause or by CenturyLink for Cause prior to conclusion of the applicable Service Term, then Customer will pay the termination charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date. If the Agreement is terminated by Customer for any reason other than for Cause, or by CenturyLink for Cause prior to the conclusion of the Term, all Services are deemed terminated, and Customer will pay the termination charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

7.3 Installation, Maintenance and Repair. The following are supplemental terms to the Scheduled Maintenance and Local Access section of the Agreement: (a) Provision of Services is subject to availability of adequate capacity and CenturyLink’s acceptance of a complete Order Form and (b) Customer is responsible for any facility or equipment repairs on Customer’s side of the demarcation point. Customer may request a technician dispatch for Service problems. Before dispatching a technician, CenturyLink will notify Customer of the dispatch fee. CenturyLink will assess a dispatch fee if it determines the problem is on Customer’s side of the demarcation point or was not caused by CenturyLink’s facilities or equipment on CenturyLink’s side of the demarcation point. “Order Form” includes both order request forms and quotes issued by CenturyLink. If a CenturyLink service requires a quote to validate the Order Form pricing, the quote will take precedence over the order request form, but not over the Service Exhibit.

7.4 Service Notices. Notices for disconnection of Service must be submitted to CenturyLink via Email at: BusinessDisconnects@Centurylink.com. Notices of non-renewal for Services must be sent via email to: CenturyLink, Attn.: CenturyLink NoRenew, e-mail: Norenew@centurylink.com. Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: Care.Inquiry@Centurylink.com. All other routine operational notices will be provided by Customer to its CenturyLink sales representative.

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7.5 CPNI. CenturyLink is required by law to treat CPNI confidentially. Customer agrees that CenturyLink may share CPNI within its business operations (e.g., wireless, local, long distance, and broadband services divisions), and with businesses acting on CenturyLink’s behalf, to determine if Customer could benefit from the wide variety of CenturyLink products and services, and in its marketing and sales activities. Customer may withdraw its authorization at any time by informing CenturyLink in writing. Customer’s decision regarding CenturyLink’s use of CPNI will not affect the quality of service CenturyLink provides Customer. “CPNI” means Customer Proprietary Network Information, which includes confidential account, usage, and billing-related information about the quantity, technical configuration, type, destination, location, and amount of use of a customer’s telecommunications services. CPNI reflects the telecommunications products, services, and features that a customer subscribes to and the usage of such services, including call detail information appearing in a bill. CPNI does not include a customer’s name, address, or telephone number.

7.6 Conflicts. If a conflict exists among the provisions of the Service Attachments, the order of priority will be as follows: the Service Exhibit, the RSS or ISS, the general terms of the Agreement, SLA, SOW (if any) and Order Form, as applicable, and then any other documents attached or expressly incorporated into the Agreement. “ISS” means CenturyLink’s Information Services Schedule incorporated by this reference and posted at: http://www.centurylink.com/tariffs/clc_info_services.pdf ..“RSS” means as applicable: CenturyLink’s Rates and Services Schedules incorporated by this reference and posted at http://www.centurylink.com/tariffs/fcc_clc_ixc_rss_no_2.pdf for CenturyLink’s International RSS and at http://www.centurylink.com/tariffs/fcc_clc_ixc_rss_no_3.pdf for CenturyLink’s Interstate RSS. “Tariff” includes as applicable: CenturyLink state tariffs, price lists, price schedules, administrative guidelines, catalogs, and rate and term schedules incorporated by this reference and posted at http://www.centurylink.com/tariffs.

8. Definitions. Capitalized terms not defined in this Service Exhibit are defined in the Agreement.

“CenturyLink Domestic Network” means the CenturyLink network located within the contiguous U.S., Alaska and Hawaii, which is comprised only of physical media, including switches, circuits, and ports that are operated by CenturyLink.

“CPOP” means a CenturyLink-owned physical point of presence that lies directly on the CenturyLink Domestic Network where direct interconnection between the CenturyLink Domestic Network and a local access provider’s network is possible.

“Demarcation Point” means the CenturyLink designated interface between the CenturyLink Domestic Network or the Leased Access provider network and Customer’s telecommunications equipment. The Demarcation Point is typically located at a suitable location in the basement or on the first floor of a Service Address where provision is made for termination of the local access provider’s outside distribution network facilities.

“Leased Access” means local backbone access circuits ordered and leased by CenturyLink from a local access provider chosen by CenturyLink.

“On-Net Access” means local backbone access circuits provided solely on CenturyLink owned and operated facilities.

“Preferred Provider” or “PP” means a specific local access provider requested by Customer for Leased Access.

“Service Address” means the building where Customer receives Service. Only a building that is classified by CenturyLink as a business address can be a Service address.

“Start of Service Date” for each circuit is the date Customer accepts the circuit, following notification by CenturyLink that the local loop is ready. The ready notification will be via phone call or e-mail. Customer has five days from CenturyLink’s ready notification in which to inform CenturyLink if the circuit fails to operate error-free. Within the five-day timeframe, if Customer neither informs CenturyLink about errors nor accepts the circuit, the circuit will be considered to have been accepted and the Start of Service Date to have commenced on the fifth day following CenturyLink’s ready notification, regardless of whether Customer placed traffic over the circuit. If Customer informs CenturyLink of circuit errors within the five-day timeframe, CenturyLink will promptly take necessary, reasonable action to correct the errors, and upon correction, notify Customer that the circuit is ready.

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PRICING ATTACHMENT

Except as set forth in this pricing attachment, capitalized terms will have the definitions assigned to them in the Agreement or the Local Access Service Exhibit.

1. Customer will pay the MRCs and Install NRCs for the Service selected. In addition, Customer will pay all MRCs or NRCs for any ancillary services provided as described in the Local Access Service Exhibit, including without limitation Construction charges.

2. Customer will pay the MRCs and NRCs for Service at the particular Service Address; or NPA/NXX or CLLI if no Service Address is provided, set forth in the pricing table below. The MRCs and NRCs set forth below also apply to existing Service ordered prior to the effective date of this pricing attachment for a particular Service with identical attributes (i.e., the NPA/NXX or CLLI, Service Address, Type of Local Access, Service term and circuit speed). The rate change for existing Service will become effective at CenturyLink’s earliest opportunity, but in no event later than the second full billing cycle following the applicable effective date of this pricing attachment. All MRCs and NRCs set forth in the below table apply per circuit and not per Service Address. Any modifications to any attribute of the particular Service in the pricing table below (i.e., the NPA/NXX or CLLI, Service Address, Type of Local Access, Service term or circuit speed) will render the pricing below void, and Customer will pay the revised rates agreed upon by the parties for the particular Service at the Service Address or NPA/NXX or CLLI, as applicable. If a DS1 is bonded with one or more DS1s to create a higher speed NxDS1 at the same Service Address, the MRC for the DS1 may be multiplied by the number of bonded DS1s to determine the MRC for the NxDS1.

NPA/NXX	Tracking ID	Address	Type of Local Access	Minimum Service Term in months (Per Service)	Circuit Speed	Local Access Circuit MRC	Install NRC
702413	180724050492	101 CONVENTION CENTER DR, LAS VEGAS, NV, 89109	ELA - Native - SingleCoSMedium	36	Gigabit Ethernet-1000 Mbps	$500.00	$0.00
702413	180724050491	101 CONVENTION CENTER DR, LAS VEGAS, NV, 89109	ELA - Native - SingleCoSMedium	36	Gigabit Ethernet-100 Mbps	$575.00	$0.00
702483	180719846838	101 Convention Center Dr. P125, LAS VEGAS, NV, 89109	Special Access -	12	DS-3	$1,200.00	$0.00
702483	180719846861	101 Convention Center Dr. P125, LAS VEGAS, NV, 89109	Special Access -	12	DS-3	$1,200.00	$0.00
702483	180719846860	101 Convention Center Dr. P125, LAS VEGAS, NV, 89109	Special Access -	12	DS-3	$1,200.00	$0.00

3. Customer may order additional Service that is not specified above, but each additional Service ordered during the Term must include a valid CenturyLink quote form that specifies the applicable Service MRC and NRC. No other discounts or promotions apply. Certain types of Service have separate service or agreement requirements as defined in the Local Access Service Exhibit.

4. Leased and On-Net CenturyLink Provided Access Install NRC Discount – Current and Future. Install NRCs specified above for Leased and On-Net CenturyLink Provided Access or on a valid quote form during the Term will receive a 100% discount so long as such Service ordered hereunder and subject to this discount remains installed and used by Customer for the duration of the first 12 months of the Service Term. Supplemental NRCs, including but not limited to: Construction, Extended Wiring, Local Loop Expedite, Local Loop Change Fee and Multiplexing, Customer Provided Access NRCs, and Cross-Connect NRCs are not eligible for any discount.

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RENTAL CPE SERVICE EXHIBIT

1. General; Definitions. CenturyLink will provide Customer with rental customer premises equipment and software license offerings (collectively, “CPE”) and CPE installation and maintenance (“Service”) under the terms set forth in the Agreement, this Service Exhibit and any Rental CPE Rate Attachment submitted hereunder. Capitalized terms not defined herein are defined in the Agreement. “Rental CPE Rate Attachment” means the CenturyLink order request form issued and executed by CenturyLink and Customer. CPE, as defined in this Service Exhibit, does not include CPE purchased by Customer. In order to qualify for CPE, Customer must also purchase either CenturyLink IQ® Networking, SIP Trunk, Analog VoIP, Hosted VoIP, Managed Office, Managed Enterprise, Integrated Access, Hosted Collaboration Solution, SD-WAN or any CenturyLink bundle, package or promotion that includes these services; or CenturyLink QC intrastate Metro Ethernet service under a separate agreement (collectively “Underlying Service”).

2. Delivery and Return. CPE will be delivered to Customer’s location as identified, in writing, by Customer. Delivery will be made either by F.O.B. origin, freight paid by Customer, or personal delivery by CenturyLink. CPE will be installed as designated herein, or as otherwise agreed upon by the parties. Except as otherwise provided in the Service Exhibit for the Underlying Service, upon termination of Service, or when Customer replaces CPE with upgraded models, Customer must return terminated or replaced CPE at its own expense within 15 calendar days of termination or replacement. CenturyLink will provide Customer with return instructions. Customer will deliver CPE to CenturyLink in the same condition it was on the Effective Date, normal wear and tear excepted, and give CenturyLink written notice of such return. If CPE is not returned within 15 calendar days of termination, Customer will become owner of and bear all responsibility for the terminated or replaced CPE and CenturyLink may invoice Customer the then-current value of the applicable CPE model (“Replacement Cost”).

3. Ownership and Use. Except as provided in Paragraph 2, CPE is the personal property of CenturyLink, its designee or a third-party provider, notwithstanding that the CPE, or any part thereof, may be affixed or attached to Customer’s real property or any improvements thereon. Customer has no right or interest to the CPE other than as provided herein and will hold the CPE subject and subordinate to the rights of CenturyLink. Customer will: (a) at its own expense, keep the CPE free and clear of any claims, liens, and encumbrances of any kind; and (b) make no alterations or affix any additions or attachments to the CPE, except as approved by CenturyLink in writing. Customer will not remove, alter or destroy any labels on the CPE and will allow CenturyLink the inspection of the CPE at any time. As between CenturyLink and Customer, Customer will bear the entire risk of loss, theft, casualty, destruction or damage to the CPE following delivery from any cause whatsoever (collectively, “Loss”), until returned to CenturyLink. Customer will indemnify, defend and hold harmless CenturyLink its affiliates, and contractors for any such Loss. Customer agrees to advise CenturyLink in writing within five business days of any such Loss. In no event will such Loss relieve Customer of the obligation to pay CenturyLink any amounts due hereunder.

4. Software. Software licensor has retained title to the software. To the extent possible, CenturyLink grants Customer a software license or sublicense in the software according to the licensing agreement accompanying such software, which extends only to Customer’s own internal business use of such software and only on or with the designated CPE. Software must be held in confidence and may not be reproduced unless specifically authorized by the software licensor. Customer is prohibited from reverse engineering, decompiling or disassembling the CPE or otherwise attempting to derive the source code of the software. All CPE is subject to the terms and conditions set forth in the manufacturer’s or publisher’s warranty or end-user license.

5. Insurance. Without limiting the liabilities or indemnification obligations of Customer, Customer will, at its own cost and expense, maintain during the term of this Agreement, such insurance as required hereunder. The insurance coverage will be from a company, or companies, with an A.M. Best’s rating of A-VII and authorized to do business in each state where CPE is located. Customer may obtain all insurance limits through any combination of primary and excess or umbrella liability insurance.

(a)	Commercial General Liability with limits not less than $1,000,000 per occurrence and aggregate.

(b)	“All-Risk” property insurance on a replacement cost basis in an amount sufficient to cover the CPE, including CenturyLink or a third-party provider designated by CenturyLink, as loss payee as their interests may appear.

CenturyLink, its affiliates, subsidiaries, and parent, as well as the officers, directors, employees and agents of all such entities will be included as additional insureds on the Commercial General Liability policy. Policies will be primary and not contributory to insurance which may be maintained by CenturyLink, subject to the Indemnification provisions of this Agreement. Prior to commencement of work under this Agreement, Customer will make available to CenturyLink evidence of the insurance required herein.

6. Charges. The charges for CPE and Service are set forth in the Rental CPE Rate Attachment, and will be used to calculate Contributory Charges. Charges will commence within five days of CenturyLink’s notification to Customer that the Underlying Service is provisioned and ready for use (“Start of Service Date”). CenturyLink may cease providing Service and demand return of CPE if payment is not made when due.

7. CPE Replacement Recovery Charge. Where CPE rented from CenturyLink is replaced due to loss or damage not covered by maintenance under the applicable Detailed Description (for example, damage from accident, misuse or abuse), Customer will pay: (a) the Replacement Cost for the damaged CPE, and (b) a one-time charge to cover CenturyLink’s cost to ship the new CPE. If Customer requires on-site assistance from CenturyLink to install the replacement CPE, an additional dispatch charge will apply. CenturyLink will quote the charges in advance, obtain Customer’s approval, and invoice the charges within 60 days. Customer is responsible for any claim for reimbursement from its insurance carrier. The terms and conditions in this Service Exhibit will continue to apply. Replacement CPE may or may not be the same model.

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RENTAL CPE SERVICE EXHIBIT

8. Term. This Service Exhibit will commence on the Effective Date of the Agreement (or, if applicable, an amendment to the Agreement if this Service Exhibit is added to the Agreement after its Effective Date), and will remain in effect until terminated. Either party may terminate this Service Exhibit with at least 60 days prior written notice to the other party. Termination will not affect obligations under Rental CPE Rate Attachments accepted prior to the effective date of termination, and this Service Exhibit will remain in effect as to such obligations if it would otherwise have terminated. CPE and Service ordered during the Term will commence on the Start of Service Date and will continue for a number of months as set forth on the Rental CPE Rate Attachment (“CPE Term”). Upon expiration of the CPE Term, CPE and Service will automatically renew on a month to month basis at the then current rates, unless either party elects to terminate the CPE and Service by providing 60 days prior written notice of such termination to the other party. If the Agreement or any CPE and Service provided hereunder are terminated prior to the expiration of the applicable CPE Term for reasons other than by Customer for Cause, then Customer will pay to CenturyLink: (a) all charges for CPE and Service provided through the effective date of such cancellation; and (b) an early cancellation charge of 100% of the balance of MRCs that otherwise would have become due for the unexpired portion of the CPE Term.

9. Installation, Maintenance and Safety Compliance. Installation, maintenance or other labor provided to Customer pursuant to this Agreement is subject to, and controlled by, Detailed Description(s) which are posted under CPE at http://www.centurylink.com/legal/ and are incorporated by reference and made a part of this Service Exhibit. CenturyLink may change the Detailed Descriptions at any time and such change will be effective upon posting to the Web site. Customer is responsible for informing CenturyLink of the existence, location and condition of any Hazardous Substances that may be in or around the CenturyLink work area. “Hazardous Substance” means a substance regulated by any safety regulation and includes, without limitation, asbestos. Customer will indemnify and hold CenturyLink harmless from any fines or other liability of CenturyLink arising from Customer’s failure to inform CenturyLink of hazardous substances.

10. Additional Limitation of Liabilities. If CPE contains a firewall or other security features, CenturyLink makes no warranty, guarantee, or representation, express or implied, that all security threats and vulnerabilities will be detected or that the performance of Service will render Customer’s systems invulnerable to security breaches. Customer is responsible for Customer’s own network security policy and security response procedures. If any equipment or software not provided by CenturyLink impairs Customer’s use of CPE, Service or an Underlying Service: (a) Customer will nonetheless be liable for payment for all CPE, Service and Underlying Service provided by CenturyLink; and (b) any SLA generally applicable to the Service or Underlying Service will not apply.

11. Miscellaneous. With respect to the Agreement terms incorporated by reference, “Service” is replaced with “CPE” and “Service” as defined in this Service Exhibit.

12. Other Terms.

12.1 General. Any references to a Revenue Commitment or Contributory Charges will not apply to this Service Exhibit.

12.2 Cancellation and Termination Charges. This Section replaces Section 4.6, the Cancellation and Termination Charges set forth in the Agreement:

Termination. Either party may terminate an individual Service: (a) as set forth above with 60 days’ prior written notice to the other party, or (b) for Cause. If an individual Service is terminated by Customer for any reason other than for Cause or by CenturyLink for Cause prior to conclusion of the applicable CPE Term, then Customer will pay the termination charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date. If the Agreement is terminated by Customer for any reason other than for Cause, or by CenturyLink for Cause prior to the conclusion of the Term, all Services are deemed terminated, and Customer will pay the termination charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

12.3 Service Notices. Notices for disconnection of Service must be submitted to CenturyLink via Email at: BusinessDisconnects@Centurylink.com. Notices of non-renewal for Services must be sent via email to: CenturyLink, Attn.: CenturyLink NoRenew, e-mail: Norenew@centurylink.com. Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: Care.Inquiry@Centurylink.com. All other routine operational notices will be provided by Customer to its CenturyLink sales representative.

12.4 CPNI. CenturyLink is required by law to treat CPNI confidentially. Customer agrees that CenturyLink may share CPNI within its business operations (e.g., wireless, local, long distance, and broadband services divisions), and with businesses acting on CenturyLink’s behalf, to determine if Customer could benefit from the wide variety of CenturyLink products and services, and in its marketing and sales activities. Customer may withdraw its authorization at any time by informing CenturyLink in writing. Customer’s decision regarding CenturyLink’s use of CPNI will not affect the quality of service CenturyLink provides Customer. “CPNI” means Customer Proprietary Network Information, which includes confidential account, usage, and billing-related information about the quantity, technical configuration, type, destination, location, and amount of use of a customer’s telecommunications services. CPNI reflects the telecommunications products, services, and features that a customer subscribes to and the usage of such services, including call detail information appearing in a bill. CPNI does not include a customer’s name, address, or telephone number.

12.5 Conflicts. If a conflict exists among the provisions of the Service Attachments, the order of priority will be as follows: the Service Exhibit, the general terms of the Agreement, SLA, SOW (if any) and Order Form, as applicable, and then any other documents attached or expressly incorporated into the Agreement.

Page 21 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

CENTURYLINK IQ® DATA BUNDLE OFFER ATTACHMENT

This CenturyLink IQ® Data Bundle offer attachment (“Attachment”) is subject in all respects to the domestic CenturyLink IQ® Networking Service Exhibit, the Local Access Service Exhibit, the Rental CPE Service Exhibit, and the CenturyLink® Total Advantage®,, CenturyLink® Loyal Advantage®, CenturyLink® Master Services Agreement (“Agreement”) between Customer and CenturyLink QCC, all of which must be executed between the parties for the offer in this Attachment to apply. All capitalized terms that are used but not defined in this Attachment are defined in the Agreement or Service Exhibit.

1. Scope. Customer may purchase a Data Bundle Standard or Data Bundle Pro solution (each a “Data Bundle”) under this Attachment. “Data Bundle Standard” is a combination of a CenturyLink IQ Networking Internet or Private Port, Local Access Service, and eligible pre-configured Rental CPE with 8x5 or 24x7 maintenance. Data Bundle Standard includes 10 Rental CPE configuration changes per year. “Data Bundle Pro” includes all Service elements and features of the Data Bundle Standard plus VPN Tunnel configuration, complex routing protocol configuration, NAT, PAT and DMZ configuration, and Ethernet switch options on the Ethernet-based bundles. VoIP configuration options are available with both Data Bundle Standard and Data Bundle Pro. VoIP configuration options may vary depending on the platform.

2. Eligibility and Restrictions. Customer must order all the applicable Service elements in the Data Bundle at the same time under an Agreement with either a 24, 36, or 60 month Term.

2.1 Data Bundle Ports and Local Access. Data Bundle Standard and Data Bundle Pro are available with the CenturyLink IQ Networking Port bandwidths shown in the Eligible Rental CPE table below (each a “Data Bundle Port”). Ethernet Data Bundle Ports must use Ethernet Local Access (“ELA”). If Customer uses CPA or Cross Connect Access, Customer must ensure that Local Access is compatible with CenturyLink’s existing networking infrastructure and equipment, including the Rental CPE. CenturyLink will provide End-to-End Performance Reporting for Private Port Data Bundles. The Internet Port or Private PortData Bundle Port MRC will be used to calculate Contributory Charges.

2.2 Rental CPE. The following table shows the eligible Rental CPE that may be used with each Port speed and Data Bundle.

Eligible Rental CPE available with all Data Bundle Port Types (Internet and Private)
CenturyLink IQ Networking Port Bandwidths
Bundle Types	DS1	2xDS1	3xDS1 4xDS1	5xDS1 6xDS1 7xDS1 8xDS1	With ELA: 5 Mbps and 10 – 100 Mbps[1]	With ELA 100 Mbps – 1Gbps[3]	DS3
Data Bundle Standard (ADTRAN)	ADTRAN 3430	ADTRAN 3430	ADTRAN 908e w/ SBC[4]	ADTRAN 4430	N/A	N/A*	ADTRAN NV5305
Data Bundle Pro (ADTRAN)	ADTRAN 908e w/ SBC[4]	ADTRAN 908e w/ SBC[4]	ADTRAN 908e w/ SBC[4]	ADTRAN 4430	ADTRAN 908e w/ SBC[4] or 1335P2	ADTRAN 5660 w/ SBC[4]	ADTRAN NV5305
Data Bundle Standard (Cisco)	Cisco 1941	Cisco 1941	Cisco 1941	N/A	N/A	N/A	N/A
Data Bundle Pro (Cisco)	N/A	N/A	N/A	N/A	N/A	Cisco 4431-SEC	N/A
Data Bundle Pro (Juniper)	N/A	N/A	N/A	N/A	Juniper NFX250-S2	N/A	N/A
Data Bundle Standard (Juniper)	N/A	N/A	N/A	N/A	N/A	Juniper EX3300[5]	N/A

1Bandwidths increase in 10 Mbps increments.

2The 1335P only supports Ethernet speeds up to 10 Mbps.

3 Bandwidths increase in 100 Mbps increments.

4Session Border Controller.

5VPN tunnels are not supported.

The Rental CPE must be configured and installed for use with a Data Bundle Port. CenturyLink may use repackaged Rental CPE or substitute the Rental CPE with other CPE. Rental CPE maintenance is provided under the applicable Detailed Description. 8x5 Next Business Day (“NBD”) maintenance uses ProMET® Remote Standard Service and 24x7 on-site maintenance uses ProMET® On-Site Premium Service. Customer may request password access for Rental CPE. If CenturyLink grants password access to Customer: (a) Customer waives any claim against CenturyLink or the manufacturer for maintenance, configuration support, repair, loss, or damage to the Rental CPE if a problem is caused by Customer’s use of the password, (b) Customer is not entitled to any SLA credits, (c) CenturyLink is not obligated to provide any CPE configuration assistance, and (d) any CenturyLink provided CPE configuration assistance will be at its then-current time and material rates.

2.3 Upgrade. During a Service Term, Customer may upgrade a Data Bundle with a Bandwidth Upgrade, Pro Upgrade, Maintenance Upgrade, or Port Upgrade (collectively an “Upgrade”). All Upgrades are subject to the Upgrade NRC. Customer may need to amend the Agreement to include a revised Term with an Upgrade. Bandwidth and Pro Upgrades must (a) keep the same CPE Rental brand, and (b) begin a new Service Term that is the same or longer than the existing Service Term except that Customer is not required to begin a new Service Term if both the Local Access circuit and the Rental CPE device do not change as part of the upgrade. CenturyLink may replace Customer’s existing Rental CPE to support the higher bandwidth or a different bundle and Customer must return the existing Rental CPE to CenturyLink within 15 calendar days after the new Rental CPE is installed.

Page 22 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

CENTURYLINK IQ® DATA BUNDLE OFFER ATTACHMENT

a. Bandwidth Upgrade. Customer may upgrade to a higher bandwidth or to a Managed Data Bundle, which is purchased separately, (each a “Bandwidth Upgrade”) if the Data Bundle has been installed at least three months; provided, however, Customer may not upgrade an ELA speed to NxDS1 or DS3.

b. Pro Upgrade. Customer may upgrade from a Data Bundle Standard to a Data Bundle Pro at the same bandwidth level (“Pro Upgrade”) at any time during the Service Term.

c. Maintenance and Port Upgrade. Customer may upgrade a Data Bundle with 8x5 NBD maintenance to 24x7 on-site maintenance (“Maintenance Upgrade”) or from an Internet Port to a Private Port (“Port Upgrade”) without restarting a new Service Term if Customer: (i.) has a location and Rental CPE that qualifies, (ii.) keeps the same bundle type and bandwidth and (iii.) pays the Upgrade NRC.

2.4 Moves. Customer may move a Data Bundle to a different Service Address within the same wire center (“Move”). Such Move will not restart the Service Term. Customer must submit notice to CenturyLink at least 30 days before the requested Move date. Local Access ancillary charges may apply.

2.5 Relocation. Customer may relocate a Data Bundle to a domestic Service Address outside of the wire center (“Relocation”) if Customer: (a) is relocating a Data Bundle that was installed at the old Service Address for at least 12 months, (b) submits the order for the new Service Address and the disconnect order for old Service Address at the same time, (c) submits a new order for a Bandwidth Upgrade, a Pro Upgrade or the same Data Bundle, (d) pays the Upgrade NRC and (e) follows the standard Upgrade process, if applicable. The Service Term will restart for a Relocation and must be the same or longer than the existing Service Term. If Customer had 24x7 on-site maintenance at the old Service Address and 24x7 on-site maintenance is not available at the new Service Address as a part of a Relocation, Customer may order a Data Bundle with standard 8x5 NBD maintenance. Customer may be required to use the original Rental CPE at Customer’s new Service Address if CenturyLink determines that new or different Rental CPE is not necessary. If Customer requires on-site assistance from CenturyLink to install the Rental CPE at the new Service Address, an additional dispatch fee will apply.

3. Pricing. Customer will pay the rates set forth in a quote or, if applicable, as set forth in Addendum A. A Data Bundle quote is a service order request submitted on a form issued by CenturyLink and signed by Customer that includes the type and details of the specific Data Bundle ordered by Customer. CenturyLink will waive CenturyLink IQ Networking Port install NRCs and Local Access install NRCs. CenturyLink will not waive any Local Access ancillary charges, including Construction charges. Quotes will be governed by the terms and conditions set forth in the Agreement, the applicable Service Exhibits and this Offer Attachment.

3.1 If Customer wishes to order a new Data Bundle or modify an existing Data Bundle as an Upgrade, Move, or Relocation, Customer must (i) sign a new quote that includes the type and details of the updated Data Bundle or, (ii) if Addendum A applies and the new Data Bundle type is not shown in Addendum A, enter into a separate written amendment. If there is a conflict between a signed quote and Addendum A, the quote will apply to the Upgrade or the new Data Bundle that is specified on the quote.

3.2 Data Bundle Pricing. The Data Bundle Port MRC includes the MRCs for the Data Bundle Port and Rental CPE. CenturyLink will waive End-to-End Performance Reporting MRCs. The Data Bundle pricing is exclusive of, and may not be combined any current offers, promotions, or discounts and will only be applied in lieu of any such discounts except the offer in this Attachment may be combined with certain CenturyLink Long Distance and Toll Free offers and the CenturyLink IQ Networking Transition Offer. After the Service Term for a Data Bundle expires, CenturyLink may modify pricing for the Data Bundle. Upgrades and additional Data Bundle orders after an initial order may be subject to then-current Data Bundle pricing.

3.3 Local Access Pricing. Local Access rates are in the quote or in Addendum A.

3.4 Upgrade NRC. Customer must pay the NRC in the table in this section for any Upgrade.

Description	Promo code	NRC
Upgrade NRC	iQBundleUPGR	$275.00

4. Term; Cancellation.

4.1 Term. The term of an individual Data Bundle begins on the date CenturyLink notifies Customer that a Data Bundle is provisioned and ready for use (“Start of Service Date”) and will continue for the number of months as specified in Customer’s order for a Data Bundle (“Service Term”). The Service Term is indicated in the quote or the pricing table in Addendum A. If the CenturyLink IQ Networking Transition Offer and this Data Bundle offer both apply to a Port, the Eligible Service Minimum Term set forth in the Transition Offer will be the “Service Term” if it is greater than the Data Bundle Service Term. Upon expiration of a Service Term, the Data Bundle will remain in effect on a month-to month basis until canceled by either party with 60 days’ prior notice.

4.2 Cancellation. Upon cancellation of a Data Bundle, Customer will remain liable for charges accrued but unpaid as of the cancellation date. If a Data Bundle is canceled by Customer other than for Cause, or by CenturyLink for Cause, before the conclusion of its Service Term, Customer will pay: (a) a Data Bundle Port Cancellation Charge equal to: (i) 100% of the Data Bundle Port’s MRC multiplied by the number of months remaining in the first 12 months of the Service Term, if any; plus (ii) 75% of the Data Bundle Ports MRCs multiplied by the number of months remaining to complete 24 months of the Service Term, if any; plus, if applicable, plus (iii) 50% of the Data Bundle Port’s MRC multiplied by the number of months remaining to complete the remainder of the Service Term and (b) the Local Access Cancellation Charges set forth in the Local Access Service Exhibit. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment). If a Cancellation Charge requires Customer to pay the amount of any waived or discounted NRC, the Cancellation Charge will be (a) the difference between $500 and the NRC amount shown in the Data Bundle quote or (b) an amount equal to the NRC shown on the Product Pricer quote.

Page 23 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

CENTURYLINK IQ® DATA BUNDLE OFFER ATTACHMENT

4.3 Waiver of Cancellation Charges.

(a) Upgrade. When Customer Upgrades at the same Service Address, CenturyLink will waive (i) the Data Bundle Port Cancellation Charge, (ii) Local Access Cancellation Charge for ELA Data Bundles installed for at least 12 months, and (iii) Local Access Cancellation Charges for all other Data Bundles.

(b) Moves. When Customer’s bundle type and bandwidth remain the same in a Move, CenturyLink will waive both the Data Bundle Port Cancellation Charge and Local Access Cancellation Charge.

(c) Relocation. When Customer has a Relocation, CenturyLink will waive (i) the Data Bundle Port Cancellation Charge and (ii) the Local Access Cancellation Charges for DS1 through 8xDS1 Data Bundles installed for at least 12 months. CenturyLink will not waive Local Access Cancellation Charges for Relocations of DS3 or Ethernet Data Bundles.

4.4 Rental CPE Purchase. Upon completion of a Service Term, Customer may purchase Rental CPE at its fair market value. If Customer intends to purchase Rental CPE, Customer must notify CenturyLink of such intention at least 60 days before the end of the Service Term. Customer will purchase Rental CPE on an “as-is” basis, with no representations or warranties of any kind, including no warranties of merchantability or fitness for a particular purpose or representation that any software license associated with the CenturyLink provided CPE is transferrable to Customer. Title and responsibility of the applicable Rental CPE will immediately transfer to Customer upon CenturyLink’s receipt of payment. Once Customer assumes title of Rental CPE, CenturyLink will no longer provide maintenance support or any configuration changes. Customer will be responsible for purchasing or providing any separate maintenance and any software licenses for all purchased Rental CPE. Customer is also responsible for proper disposal of all purchased Rental CPE, and hereby releases CenturyLink from all and any liability relating in any way to the purchased Rental CPE.

5. Add-On Connection. Customer may add optional, CenturyLink-approved CPE cards as shown below (“Add-On Connection Cards”) to certain Rental CPE if the following conditions are met: (a) the Rental CPE is associated with Data Bundle Pro, (b) there is an available slot in the Rental CPE, (c) Customer purchases the Add-On Connection Card through CenturyLink, and (d) the Add-On Connection Card is from the same manufacturer as the Rental CPE. Add-On Connection Cards are not covered under Rental CPE maintenance SLAs. CenturyLink will drop-ship Add-On Connection Cards to Customer. Customer may purchase on-site installation through CenturyLink or Customer may install the Add-On Connection Cards. If Customer installs any Add-On Connection Cards, Customer must follow CenturyLink provided directions and Customer waives any claim against CenturyLink or the Add-On Connection Card’s manufacturer for maintenance, repair, loss, or damage to the Rental CPE. CenturyLink will support additional configurations for Add-On Connection Cards as part of the 10 configuration changes per year associated with the Rental CPE. Customer must remove the Add-On Connection Card from the original Rental CPE device before shipping the Rental CPE back to CenturyLink or CenturyLink associated vendor. CenturyLink is not responsible for the loss of any Add-On Connection Cards. The Add-On Connection Cards and CenturyLink on-site installation are provided under a separate CenturyLink Service Exhibit with separate charges.

CenturyLink IQ Data Bundle Pro Rental CPE Routers that Support Add-On Connection Cards
Router	CenturyLink IQ Data Bundle Bandwidth
ADTRAN 4430 .	5xDS1 through 8xDS1
Adttran1335POE	up to 10 Mbps
ADTRAN 5305 .	DS3
ADTRAN 5660 w/ SBC and ADTRAN 5660	100 Mbps through 1Gbps in 100Mbps increments
Cisco 4431-SEC	100 Mbps through 1Gbps in 100Mbps increments

CenturyLink-approved Add-On Connection Cards
Cisco	ADTRAN

HWIC-1DSU-T1

VWIC3-2MFT-T1/E1

SM-X-1T3/E3

EHWIC-4G-LTE-VZ

EHWIC-4ESG

HWIC-2FE

EHWIC-1GE-SFP-CU

GLC-LH-SMD

GLC-SX-MMD

NIM-1MFT-T1/E1

NIM-2MFT-T1/E1

NIM-4MFT-T1/E1

NIM-ES2-4

NIM-1GE-CU-SFP

NIM-2GE-CU-SFP

1202862L1 (Single T1 NIM 1202872L1 (Dual T1 NIM) 1200481E1 (1000BASELX LC SFP) 1200480E1 (1000BASESX LC SFP)

Page 24 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

CENTURYLINK IQ® DATA BUNDLE OFFER ATTACHMENT

(a) Replacement Program. CenturyLink will replace a defective Add-On Connection Card within 15 business days after CenturyLink and Customer mutually determine that the Add-On Connection Card should be replaced. The replacement program will no longer apply if Customer purchases the Rental CPE device. The NRC for the replacement program is in the table in this section.

Description	NRC
Add-On Connection Card Replacement Program	$50.00 per Add-On Connection Card

6. Miscellaneous. All other terms not specifically set forth in this Attachment, including without limitation, any other rate elements, are as stated in the Agreement and Service Exhibits and will remain in effect. The Data Bundle Pricing will become effective as soon as practicable, but in no event later than the second full billing cycle following the Agreement or Amendment Effective Date. If there is a conflict between any of the following documents, the order of control is: this Attachment, the Service Exhibits, and the Agreement, This Attachment, the CenturyLink IQ Networking Service Exhibit, the Local Access Service Exhibit, the Rental CPE Service Exhibit, and the Agreement set forth the entire understanding between the parties as to the subject matter herein and supersede any prior written or verbal statements, representations, and agreements concerning the subject matter hereof.

7. Other Terms.

7.1 General. Any references to a Revenue Commitment or Contributory Charges will not apply to this Service Exhibit.

7.2. Cancellation and Termination Charges. This section replaces Section 4.6, the Cancellation and Termination Charges set forth in the Agreement:

Termination. Either party may terminate an individual Service: (a) as set forth above with 60 days’ prior written notice to the other party, or (b) for Cause. If an individual Service is terminated by Customer for any reason other than for Cause or by CenturyLink for Cause prior to conclusion of the applicable Service Term, then Customer will pay the Cancellation Charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date. If the Agreement is terminated by Customer for any reason other than for Cause, or by CenturyLink for Cause prior to the conclusion of the Service Term, all Services are deemed terminated, and Customer will pay the Cancellation Charges set forth above, in addition to any and all charges that are accrued but unpaid as of the termination date.

7.3 Installation, Maintenance and Repair. The following are supplemental terms to the Scheduled Maintenance and Local Access section of the Agreement: (a) Provision of Services is subject to availability of adequate capacity and CenturyLink’s acceptance of a complete Order Form and (b) Customer is responsible for any facility or equipment repairs on Customer’s side of the demarcation point. Customer may request a technician dispatch for Service problems. Before dispatching a technician, CenturyLink will notify Customer of the dispatch fee. CenturyLink will assess a dispatch fee if it determines the problem is on Customer’s side of the demarcation point or was not caused by CenturyLink’s facilities or equipment on CenturyLink’s side of the demarcation point. “Order Form” includes both order request forms and quotes issued by CenturyLink. If a CenturyLink service requires a quote to validate the Order Form pricing, the quote will take precedence over the order request form, but not over the Service Exhibit.

7.4 Service Notices. Notices for disconnection of Service must be submitted to CenturyLink via Email at: BusinessDisconnects@Centurylink.com. Notices of non-renewal for Services must be sent via email to: CenturyLink, Attn.: CenturyLink NoRenew, e-mail: Norenew@centurylink.com. Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: Care.Inquiry@Centurylink.com. All other routine operational notices will be provided by Customer to its CenturyLink sales representative.

7.5 CPNI. CenturyLink is required by law to treat CPNI confidentially. Customer agrees that CenturyLink may share CPNI within its business operations (e.g., wireless, local, long distance, and broadband services divisions), and with businesses acting on CenturyLink’s behalf, to determine if Customer could benefit from the wide variety of CenturyLink products and services, and in its marketing and sales activities. Customer may withdraw its authorization at any time by informing CenturyLink in writing. Customer’s decision regarding CenturyLink’s use of CPNI will not affect the quality of service CenturyLink provides Customer. “CPNI” means Customer Proprietary Network Information, which includes confidential account, usage, and billing-related information about the quantity, technical configuration, type, destination, location, and amount of use of a customer’s telecommunications services. CPNI reflects the telecommunications products, services, and features that a customer subscribes to and the usage of such services, including call detail information appearing in a bill. CPNI does not include a customer’s name, address, or telephone number.

7.6 Conflicts. If a conflict exists among the provisions of the Service Attachments, the order of priority will be as follows: this Offer Attachment, the Service Exhibit, the general terms of the Agreement, SLA, SOW (if any) and Order Form, as applicable, and then any other documents attached or expressly incorporated into the Agreement.

Page 25 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

CENTURYLINK IQ® DATA BUNDLE OFFER ATTACHMENT

ADDENDUM A

CENTURYLINK IQ® DATA BUNDLE PRICING

The CPE Rental term and each Data Bundle Port and Local Access circuit receiving Data Bundle pricing will be subject to the Service Term set forth in the applicable pricing table. If Customer wishes to order a Data Bundle that is not shown in the pricing tables below, Customer must enter into a separate written amendment that includes the applicable Data Bundle.

Key to the symbols used in the following tables:

* The Internet Port or Private Port Data Bundle Port MRC will be used to calculate Contributory Charges.

** The Customer’s location must qualify for on-site maintenance.

The Customer’s ELA price will be determined by the Product Pricer quote.

Data Bundle Standard and Pro 36 Month Service Term; 24 x 7 Maintenance – 4 hour response ** Ethernet
Bandwidth	Rental CPE	Promo Code	Solution	Data Bundle Port MRC includes Port and Rental CPE			Local Access MRC The Local Access MRC is determined by the Product Pricer Quoting Tool
				Internet*	Private*	Enhanced*
	Adtran	N/A	Standard	N/A	N/A	N/A
100Mbps		NSP-946880	Pro	$425	-	-	TBD
	Cisco	N/A	Standard	N/A	N/A	N/A
		-	Pro	-	-	-

Page 26 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC VOICE SERVICE EXHIBIT

1. General; Definitions. Capitalized terms not defined in this Service Exhibit are defined in the Agreement. CenturyLink will provide domestic Voice Services (“Service”) under the terms of the Agreement, Tariff, RSS, ISS, and this Service Exhibit.

“Access Arbitrage” is the use of a scheme, device or any other means to exploit or benefit from the difference between the rates for Voice Services provided by CenturyLink and the originating or terminating charges imposed by the Local Exchange Carrier (“Access Arbitrage”). Examples of Access Arbitrage include: (i) using switching equipment or a call processing system (such as a prepaid card, calling card, or teleconferencing platform) to segregate calls and systematically route to CenturyLink calls that are characterized by a greater discrepancy between the access costs and the price charged by CenturyLink; (ii) routing calls through a call processing system such that the percentage of high cost minutes routed to CenturyLink using the Service is more than 11.4%; (iii) segregating calls within another carrier’s network or a call processing system to systematically route calls to CenturyLink where the access costs exceed the price of long distance service provided by CenturyLink; (iv) transporting intrastate traffic into a different state in order to cause the traffic to be rated by CenturyLink at a lower Interstate rate than would otherwise apply; or (v) any other means to exploit or benefit from the difference between the rates for Services and the originating or terminating access charges imposed by the local exchange carrier.

“Net Effective Rate” means the rates less the Custom Discount. Net Effective Rates are subject to change if there is a change in the underlying rates and/or applicable discount(s), with any such changes to be done in accordance with the terms of the Agreement or this Service Exhibit.

“Net Rate” is in lieu of all other rates, discounts, and promotions.

“SLA” means the service level agreement specific to the Service, located at http://www.centurylink.com/legal/, which is subject to change.

2. Service.

2.1 Description. Voice Service consists of domestic Long Distance, domestic Toll Free (including features), domestic Virtual Network Service (“VNS”), domestic worldcard®, and domestic Directory Assistance Services. Domestic Long Distance Service is available both interstate and intrastate, through switched and dedicated facilities. Toll Free service is also available through switched or dedicated facilities. CenturyLink is required by the Federal Communications Commission (“FCC”) to state in this Service Exhibit that Customer is prohibited from using any Toll Free telephone number, or other telephone number advertised or widely understood to be Toll Free, in a manner that would violate FCC rule 47 CFR 64.1504. Directory Assistance offers one rate to Voice Service customers domestically. With respect to Outbound Long Distance: (a) Per the Federal Trade Commission (“FTC”), telemarketers are required to transmit their telephone number to Caller ID services. As such, all telemarketers using CenturyLink commercial services are required to provide CPN/pseudo-CPN according to the rules below: IF A TELEMARKETER DOES NOT PROVIDE CENTURYLINK WITH A NUMBER FOR THIS PURPOSE, THEIR BILLING TELEPHONE NUMBER WILL BE USED AS THE TRUNK GROUP’S CPN; and (b) Federal Do Not Calls rules require that companies that telemarket or engage in telephone solicitations adhere to the requirements set forth in 47 C.F.R. section 64.1200 (FCC) and 16 C.F.R. Part 310 (FTC). Please consult with your company’s legal advisor for more information. The SLA provides Customer’s sole and exclusive remedy for service interruptions or service deficiencies of any kind whatsoever for the Service. worldcard offers domestic calling card services available either interstate or intrastate and is available through switched access only. worldcard is offered with three options: (c) the standard option includes CenturyLink’s trademarks and telephone number; (d) the “cologo” option includes CenturyLink’s and Customer’s names and trademarks and/or logos and will include either CenturyLink’s or Customer’s telephone number; and (e) the “private label” option only includes Customer’s names trademarks and/or logos and will include either CenturyLink’s or Customer’s telephone number. If Customer selects the cologo or private label worldcard options, then Customer grants CenturyLink permission to create a card using Customer’s name, trademarks and/or logos as provided to CenturyLink by Customer. Customer further agrees that even though Customer’s name, trademarks, logo and/or phone number may appear on the cards, except for Customer’s rights in its name, trademarks, and/or logo, CenturyLink will be sole owner of all right and title in and to all intellectual property associated with the cards and the worldcard service. Furthermore, if Customer selects either the cologo or private label cards, then Customer agrees to indemnify and hold CenturyLink harmless for any costs, fees, damages, or expenses of any sort incurred by CenturyLink as a result of claims arising from CenturyLink’s use of Customer’s name, trademarks or logo in accordance with this Agreement. In addition to the other worldcard charges listed in the pricing document provided to Customer, Customer will pay to CenturyLink any set-up charges associated with the design and production of the cologo and private label cards. CenturyLink will notify Customer of the total amount of set-up charges prior to production of the cards. If Customer objects to the set-up charges, then the parties will work together to create a less expensive design than originally requested by Customer (this sentence and the previous sentence combined constitute the “Set-up Process”). If Customer revokes the use of its mark for the cologo or private label cards or requests new cards due to its mark changing, then Customer must cease using those cards and CenturyLink will issue replacement cards that either do not include Customer’s mark or contain the new mark, as appropriate. The Set-up Process will apply to the replacement cards and Customer will pay CenturyLink the set-up charges for the replacement cards. The person(s) named on the calling card and those identified on CenturyLink’s records for the associated account are jointly and severally responsible for the charges made using the calling card. The calling card is not transferable, but the cardholder may authorize others to use it. The cardholder is responsible for all charges incurred by authorized users, and giving the calling card to someone else or telling someone else the security code is such authorization. The calling card will be cancelled at the cardholder’s request. CenturyLink may cancel the calling card if the cardholder cancels or fails to pay, if CenturyLink suspects fraud, improper, or unauthorized use or observes unusual use, or if it changes its policies for issuing worldcard calling cards. CenturyLink may cancel the calling card without notice. CenturyLink is not liable for any damages for any reason due to the cancellation of, or failure to accept the calling card. If a calling card is canceled for any reason, the cardholder must notify all authorized users and destroy all calling cards. The cardholder should notify CenturyLink immediately if the cardholder changes address or telephone number or if a calling card is lost, stolen, or misplaced or if a cardholder suspects unauthorized use or misuse of a calling card. To report a loss, theft, or suspected misuse, please call 1 800-860-1020. Some uses of the worldcard calling card may be subject to rules, regulations, and tariffs of state public utility commissions and the Federal Communications Commission.

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CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC VOICE SERVICE EXHIBIT

2.2 Domestic IP Voice. Domestic IP Voice Service consists of IP intrastate and interstate dedicated Long Distance and IP dedicated Toll Free. Domestic IP Voice accepts intrastate and interstate dedicated Long Distance traffic in IP format and converts such traffic for transmission across the telecommunications network. Domestic IP Voice also accepts domestic Toll Free traffic and converts it into VoIP format for transmission to Customer. The pricing for Domestic IP Voice services is the same as for non-IP intrastate and interstate dedicated Long Distance and non-IP dedicated Toll Free. Domestic IP Voice does not support local services, 911, E911, V911, operator services, local number portability, or directory listings. All use of Domestic IP Voice will comply with and be subject to the service guide, AUP, and applicable sections of the SLA which are posted at http://www.centurylink.com/legal/. CenturyLink reserves the right to refuse to accept, suspend, or limit any or all of Customer’s IP traffic not complying with the service guide technical specifications or that CenturyLink believes is adversely affecting other customers on the CenturyLink network. The service guide and AUP are incorporated into the Agreement by this reference. CenturyLink may reasonably modify the service guide, AUP, and SLA to ensure compliance with applicable laws and regulations and to protect CenturyLink’s network and customers, and such change will be effective upon posting to the Web site.

2.3 CenturyLink 8XX Outbound Service. CenturyLink 8XX Outbound Service (“8XX Outbound”) allows Customer to place Toll Free Outbound TDM or IP calls to CenturyLink owned or non-CenturyLink owned Toll Free numbers on Customer’s CenturyLink dedicated access lines (“DALS”). 8XX Outbound is only available on DALs provisioned on CenturyLink DMS250, NGS, and IPLD switched. 8XX Outbound is not subject to an SLA. 8XX Outbound is governed by the CenturyLink RSS and/or Tariffs. CenturyLink reserves the right, upon 30 calendar days prior written notice to Customer, to cancel or modify 8XX Outbound. If Customer does not agree to the 8XX Outbound modifications, then Customer must notify CenturyLink prior to the expiration of the 30 day time frame that Customer wishes to cancel 8XX Outbound. Customer’s continued use of 8XX Outbound after the 30-day time frame will indicate that Customer agrees to the modifications. Limitations. CenturyLink provides 8XX Outbound by routing and terminating the toll-free call to a CenturyLink dedicated facility that is connected to a LEC facility to allow re-origination to the dialed toll-free number. CenturyLink is only responsible for getting the call to the LEC for re-origination. CenturyLink cannot provide any kind of support or help troubleshoot problems with Toll Free origination or termination once the call is delivered to the LEC for re-origination. Because all outbound Toll Free calls will re-originate from a LEC central office, the outbound toll-free call will route as if the call originates from the LEC central office, and not from the geographic location of Customer’s DAL. If there is regional (i.e., calls only allowed to originate from specific states or disallowed from specific states) or point of call (geographic) routing on the dialed toll-free number, the call may not be completed. From time to time CenturyLink may add, change, and/or remove the central offices from which calls are re-originated, without notice to Customer. Customer requests for 8XX Outbound changes or additions, including additional 8XX Outbound traffic volumes, are subject to availability and CenturyLink’s acceptance of the order.

3. Compliance.

3.1 Access Arbitrage. If CenturyLink determines the number of calls routed to CenturyLink using Access Arbitrage exceeds 11.4% of Customer’s total call volume, CenturyLink will apply a per minute Access Arbitrage Fee to 95% of their high cost minutes. In addition, CenturyLink may immediately restrict, suspend, or discontinue Service used in connection with Access Arbitrage upon notice of such violation to Customer. Inbound and outbound per minute “Access Arbitrage Fees” are $0.10 per minute for switched Services and $0.05 per minute for dedicated Services. For more detailed information about Access Arbitrage, please refer to the RSS.

3.2 Non-Completed Calls. “Non-completed Call Percentage Threshold” means 30% of all attempted calls, both completed and non-completed. If the percentage of Customer’s calls that do not complete (out of all attempted calls) meets or exceeds the Non-completed Call Percentage Threshold for any given monthly billing cycle, CenturyLink may, upon 30 calendar days notice to Customer, disconnect any and all circuit(s) providing Service on which the Non-completed Call Percentage Threshold was exceeded.

3. Term. This Service Exhibit will expire or terminate coterminous with the Agreement, unless terminated earlier by either party by providing 60 days advance written notice.

4. Charges. Customer will pay all applicable rates and charges for the Services and features set forth in the pricing document CenturyLink provides to Customer as part of the Agreement or an amendment to the Agreement. The Services and features are usage-based. If Customer uses a Service or feature for which CenturyLink has not provided the rates, Net Rates, or Net Effective Rates in a separate document, then Customer will pay the applicable Tariff, RSS, or ISS rates and charges for the subject Service or feature. Customer is responsible for all metered usage charges and per call charges that occur from the point Service is available for Customer use, regardless of whether CenturyLink notifies Customer of Service availability. Domestic Long Distance calls crossing state boundaries, within the same LATA, will be billed at the interstate rate. The rates, Net Rates, and Net Effective Rates do not include costs associated with local access or CPE, which rates are described in the Service Exhibits specific to those services or in a separate agreement for such service. Customer’s 8XX Outbound will bill the same rates as Customer’s dedicated outbound Long Distance (1+), except where otherwise noted on the pricing document provided to Customer. Customer understands and agrees that all 8XX Outbound calls will be billed to the trunk group owner, even if the dialed toll-free numbers belong to CenturyLink. CenturyLink reserves the right, upon 30 calendar days prior written notice to Customer, to charge an MRC for 8XX Outbound. If Customer does not agree to the MRC, then Customer must notify CenturyLink prior to the expiration of the 30 day time frame that Customer wishes to cancel 8XX Outbound. Customer’s continued use of 8XX Outbound after the 30-day time frame will indicate that Customer agrees to pay the MRC.

5. Other Terms.

5.1 General. Any references to a Revenue Commitment or Contributory Charges will not apply to this Service Exhibit.

Page 28 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

DOMESTIC VOICE SERVICE EXHIBIT

5.2. Cancellation and Termination Charges. This Section replaces Section 4.6, the Cancellation and Termination Charges set forth in the Agreement:

Termination. Either party may terminate an individual Service: (a) as set forth above with 60 days’ prior written notice to the other party, or (b) for Cause. If an individual Service is terminated by Customer for any reason other than for Cause or by CenturyLink for Cause, then Customer will pay any and all charges that are accrued but unpaid as of the termination date. If the Agreement is terminated by Customer for any reason other than for Cause, or by CenturyLink for Cause prior to the conclusion of the Term, all Services are deemed terminated, and Customer will pay any and all charges that are accrued but unpaid as of the termination date. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

5.3 Installation, Maintenance and Repair. The following are supplemental terms to the Scheduled Maintenance and Local Access section of the Agreement: (a) Provision of Services is subject to availability of adequate capacity and CenturyLink’s acceptance of a complete Order Form and (b) Customer is responsible for any facility or equipment repairs on Customer’s side of the demarcation point. Customer may request a technician dispatch for Service problems. Before dispatching a technician, CenturyLink will notify Customer of the dispatch fee. CenturyLink will assess a dispatch fee if it determines the problem is on Customer’s side of the demarcation point or was not caused by CenturyLink’s facilities or equipment on CenturyLink’s side of the demarcation point. “Order Form” includes both order request forms and quotes issued by CenturyLink. If a CenturyLink service requires a quote to validate the Order Form pricing, the quote will take precedence over the order request form, but not over the Service Exhibit.

5.4 Service Notices. Notices for disconnection of Service must be submitted to CenturyLink via Email at: BusinessDisconnects@Centurylink.com. Notices of non-renewal for Services must be sent via email to: CenturyLink, Attn.: CenturyLink NoRenew, e-mail: Norenew@centurylink.com. Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: Care.Inquiry@Centurylink.com. All other routine operational notices will be provided by Customer to its CenturyLink sales representative.

5.5 Access Arbitrage. If CenturyLink determines the number of calls routed by Customer via Access Arbitrage exceeds 11.4% of Customer’s total call volume, CenturyLink will apply to 95% of their high cost minutes an inbound and outbound per minute fee of $0.10 for switched Services and $0.05 per minute for dedicated Services. In addition, CenturyLink may immediately restrict, suspend, or discontinue Service used in connection with Access Arbitrage upon notice of such violation to Customer. “Access Arbitrage” is the methodology used by Customer to exploit or benefit from the difference between the rates for CenturyLink voice Services and the originating or terminating charges imposed by the Local Exchange Carrier, which includes: (i) using switching equipment or a call processing system (such as a prepaid card, calling card, or teleconferencing platform) to segregate and systematically route calls to CenturyLink characterized by a greater discrepancy between the access costs and the price charged by CenturyLink;(ii) routing calls through a call processing system where the percentage of high cost minutes routed to CenturyLink using the Service exceeds 11.4%; (iii) segregating calls within another carrier’s network or a call processing system to systematically route calls to CenturyLink where the access costs exceed the price of long distance service provided by CenturyLink; (iv) transporting intrastate traffic into a different state in order to cause the traffic to be rated by CenturyLink at a lower Interstate rate than would otherwise apply; or (v) any other means to exploit or benefit from the difference between the rates for Services and the originating or terminating access charges imposed by the local exchange carrier.

5.6 Acceptable Use Policy and Use of Service. CenturyLink may also terminate the Domestic IP Voice Service for Cause under this Section where Customer’s use of the Domestic IP Voice Service: (a) is contrary to the AUP, (b) constitutes an impermissible traffic aggregation or Access Arbitrage, (c) avoids Customer’s obligation to pay for communication services, and (d) violates the Use of Service terms or compliance terms. Customer may have obligations under 47 CFR 9.5 relating to 911 if Customer combines the Service with other products creating a VoIP or VoIP-like service that facilitates the transmission of voice services.

5.7 Use of Service. CenturyLink may also terminate Service for Cause under this Section where Customer’s use of the Service: (a) constitutes an impermissible traffic aggregation or Access Arbitrage, (b) avoids Customer’s obligation to pay for communication services, and (c) violates the use of Service terms or compliance terms applicable to the Service. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

5.8 CPNI. CenturyLink is required by law to treat CPNI confidentially. Customer agrees that CenturyLink may share CPNI within its business operations (e.g., wireless, local, long distance, and broadband services divisions), and with businesses acting on CenturyLink’s behalf, to determine if Customer could benefit from the wide variety of CenturyLink products and services, and in its marketing and sales activities. Customer may withdraw its authorization at any time by informing CenturyLink in writing. Customer’s decision regarding CenturyLink’s use of CPNI will not affect the quality of service CenturyLink provides Customer. “CPNI” means Customer Proprietary Network Information, which includes confidential account, usage, and billing-related information about the quantity, technical configuration, type, destination, location, and amount of use of a customer’s telecommunications services. CPNI reflects the telecommunications products, services, and features that a customer subscribes to and the usage of such services, including call detail information appearing in a bill. CPNI does not include a customer’s name, address, or telephone number.

5.9 Conflicts. If a conflict exists among the provisions of the Service Attachments, the order of priority will be as follows: the Service Exhibit, the RSS or ISS, the general terms of the Agreement, SLA, SOW (if any) and Order Form, as applicable, and then any other documents attached or expressly incorporated into the Agreement. “ISS” means CenturyLink’s Information Services Schedule incorporated by this reference and posted at: http://www.centurylink.com/tariffs/clc_info_services.pdf. “RSS” means CenturyLink’s Rates and Services Schedules incorporated by this reference and posted at http://www.centurylink.com/tariffs/fcc_clc_ixc_rss_no_3.pdf for CenturyLink’s Interstate RSS. “Tariff” includes as applicable: CenturyLink state tariffs, price lists, price schedules, administrative guidelines, catalogs, and rate and term schedules incorporated by this reference and posted at http://www.centurylink.com/tariffs.

Page 29 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

LONG DISTANCE AND TOLL FREE RATE ADDENDUM

This Long Distance and Toll Free Rate Addendum (“Rate Addendum”) applies to a CenturyLink® Master Service Agreement signed by authorized representatives of CenturyLink Communications, LLC and Customer (“Agreement”). Capitalized terms not defined in this Rate Addendum are defined in the Agreement. This Rate Addendum is incorporated by reference and made a part of the Agreement.

1. General. This Rate Addendum establishes interstate and interstate pricing for CenturyLink’s domestic switched, dedicated and IP long distance voice services, and pricing for CenturyLink’s Toll Free services (“Addendum Pricing”). The Addendum Pricing is available to existing CenturyLink business customers who do not currently have CenturyLink long distance service, toll free service, or VoIP Services and sign an amendment or Order Form to add one or more of those services to their existing Agreement, along with this Rate Addendum. VoIP Services incude CenturyLink® Hosted VoIP Service, CenturyLink IQ® SIP Trunk Service, Managed Office Service, and Managed Office Essentials Service. The Addendum Pricing is applicable to individual accounts, as well as master customer accounts and associated discount group accounts. Customers failing to meet the eligibility requirements outlined in this section will not receive Addendum Pricing. The Addendum Pricing is only valid through the Cutoff Date. However, CenturyLink may, in its sole discretion, accept orders and quotes beyond that date, and any such orders and quotes will be subject to the terms of this Rate Addendum.

2. Addendum Pricing. The Addendum Pricing will apply after installation. Customer will receive the Addendum Pricing shown below. Specifically regarding Hosted VoIP Service, CenturyLink IQ SIP Trunk Service, Managed Office, Managed Office Essentials, the Addendum Pricing will apply in leiu of the ISS rates and constitutes the LD/TF Offer referenced in the Order Form and the applicable Service Exhibit or the applicable Service-specific sections in “Section II. Additional Service-Specific Terms and Conditions” of the DT&C. The Addendum Pricing may not be combined with any other discounts or offers for the Services, including custom pricing and the Pennies for your Long Distance and Toll Free Offer Attachment.

(a) Long Distance Interstate Addendum Pricing. For all Interstate Long Distance usage, CenturyLink will rate Customer an 18 second minimum per call and 6 second increments rounded up. Any call less than $0.01 will be charged a penny minimum. Customer’s minutes of use for international long distance and toll free, Services contribute to the Contributory Minutes but are not eligible for the Long Distance Interstate Addendum Pricing.

Domestic Interstate Outbound Long Distance	Per Minute Net Rate	Billing Code
Long Distance Call Type
Dedicated Outbound	$0.0100	NSP-946880

Domestic Interstate Toll Free	Per Minute Net Rate	Billing Code
Toll Free Call Type
Dedicated Toll Free	$0.0100	NSP-946880

(b) Long Distance Intrastate Addendum Pricing. For all intrastate (which includes interLATA and intraLATA usage within a state’s boundary unless specified below) inbound 8XX and outbound voice service usage, CenturyLink will charge Customer the below Net Rate per Minute unless otherwise noted. For all Intrastate Long Distance usage, CenturyLink will bill Customer an 18 second minimum per call and 6 second increments rounded up. Any call less than $0.01 will be charged a penny minimum. Customer’s minutes of use for international long distance and toll free, Services contribute to the Contributory Minutes but are not eligible for the Long Distance Interstate Addendum Pricing.

36 Months	DEDICATED
BILLING CODE	NSP-946880
NEVADA	$0.0100

Intrastate (including interLATA and intraLATA) worldcard - Option 1 By State		Rates
State
	Per Minute Switched - Switched	$0.0200
NV	Per Call Surcharge from Non-Payphone	$0.3500
	Per Call Surcharges from Payphone	$0.3500
		$0.5500

Domestic Intrastate Directory Assistance per call	Rates	Discount Basis for Service Credit	Net Effective Rate after application of Service Credit* (for illustrative purposes only)
States
Alabama, Arizona, Colorado, Iowa, Idaho, Minnestota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming	$1.9900	0%	$0.0000
Michigan, Nevada, New Jersey, Virginia, Wisconsin	$1.4000	0%	$0.0000
Arkansas, California, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Mississippi, Missouri, New Hampshire, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, West Virginia	$0.9500	0%	$0.0000
Maryland (first 2 calls are free, each call thereafter)	$0.9500	0%	$0.0000
Massachusetts (first 10 calls are free, each call thereafter)	$0.9500	0%	$0.0000

Page 30 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

LONG DISTANCE AND TOLL FREE RATE ADDENDUM

*Net effective rates are subject to change if there is a change in the underlying pricing and/or applicable discount(s), with any such changes to be done in accordance with the terms of the Agreement or this Service Exhibit.

(c) Toll Free INBOUND MRCs. The rate of $1.00 applies for each CenturyLink 8XX number in excess of the first 8XX number in which CenturyLink provides Service as the “Responsible Organization” (meaning the party held accountable for providing such Service). CenturyLink does not charge an 8XX MRC for the first 8XX in which CenturyLink provides Service as the Responsible Organization.

(d) Toll Free Feature Solutions Bundle Addendum Pricing. For all applicable Service toll free feature usage, CenturyLink will charge the pricing specified in the table below. If Customer adds features not listed in the table below, such features will be at CenturyLink’s standard price. Availability of the Toll Free Feature Solutions Bundle for VoIP Services is limited.

Feature Solutions Bundle Selected		Transaction	Offer Code
Routing:
● Time of Day	● Geographical Routing	$35 per 8XX number MRC	8XXROUTE MRC

● Day of Week	● Real Time ANI(1)	$35 per 8XX number NRC	8XXROUTE INS

● Percent Allocation		$35 Change NRC(2)	8XXROUTE CHG

Overflow:
● Busy Ring No Answer	● In-switch Overflow	$35 per 8XX number MRC	8XXOVERF MRC

● Direct Termination Overflow(1)	● Alternate Call Plan Routing	$35 per 8XX number NRC	8XXOVERF INS

● Super Trunk(1)	● Real Time ANI(1)	$35 Change NRC(2)	8XXOVERF CHG

(1) Feature is not available for VoIP Services.

(2) An NRC change fee is applicable to program feature changes not initiated via Control Center. No charge if initiated through Control Center.

(e) Toll Free INBOUND Features Addendum Pricing. Customer will pay the following NRCs, MRCs, Change Charges and Surcharges, if applicable, for the features listed below (“Feature(s)”). Pricing is subject to change without notice and is subject to applicable federal, state and local taxes, fees and surcharges. Availability of the Toll Free Features for VoIP Services is limited.

Feature	NRC	MRC	Change	Surcharge
Alternate Call Routing	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
Busy Ring No Answer (BRNA)	$150.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	$0.01 per call
Day of Week Routing (DOW)	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
Day of Year (Holiday) Routing (DOY)	$50.00 per 8XX	$0.00	$50.00 per 8XX	N/A
Dialed Number Identification Service (DNIS) (1)	$15.00 per 8XX	$0.00	$15.00 per 8XX	N/A
Direct Termination Overflow (DTO) (1)	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
EZ Route–Enhanced Reporting Manager (ERM)	$500.00 per 8XX	$0	$0	$0
EZ Route–Menu and Database (2)	$150.00 per 8XX	$50.00 per 8XX	$0.00	$0.04 per call
EZ Route–Speech Recognition Menu & Database Routing (2)	$150.00 per 8XX	$50.00 per 8XX	$0.00	$0.08 per call
EZ Route–Percent Allocation, Time of Day, Day of Week, Area Code & Customer – Entered Digit Routing (2)	Included with EZ Route	Included with EZ Route	Included with EZ Route	Included with EZ Route
EZ Route–Bridging	$0.00	$0.05 per MOU	$0.00	$0.00

Page 31 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

LONG DISTANCE AND TOLL FREE RATE ADDENDUM

EZ Route Enhanced Reporting Manager (ERM)	$500.00	$0.00	$0.00	$0.00
Extended Call Coverage (ECC)	$0.00	$0.00	$0.00	N/A
Fast Transfer and Release (FTnR) (1)	$1,000.00 per 8XX	$100.00 per 8XX	$100.00 per 8XX	$0.05 per transfer
Geographic Routing (GeoRouting)	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
Industry Toll Free Directory Assistance	$35.00 per 8XX	$3.00 per 8XX	$35.00 per 8XX	$2.00 per
	(standard)		(standard)	query
	$100.00 per 8XX		$100.00 per 8XX
	(expedite)		(expedite)
Menu Routing	$250.00 per 8XX	$25.00 per 8XX	$100.00 per 8XX	$0.05 per call
Percent Allocation Routing	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
Project Account Codes (PAC)	$15.00 per 8XX	$15.00 per 8XX	$15.00 per 8XX	N/A

CenturyLink GeoPlus®	This advanced routing option is only offered through an alliance with AdGeo. Please contact AdGeo directly at 888-947-3100 or visit www.QwestGeoPlus.com Log-in: qwest PIN: qwest1

Real Time ANI(1)	$0.00	$0.00	$0.00	N/A
Tailored Call Coverage (TCC)	$50.00 per 8XX	$0.00	$50.00 per 8XX	N/A
Time of Day Routing (TOD)	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
Control Center for Toll Free	$0.00	$0.00	$0.00	N/A
Super Trunk Overflow(1)	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
In Switch Overflow Trunk	$50.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A
Quota Routing	$250.00 per 8XX	$50.00 per 8XX	$50.00 per 8XX	N/A

(1) Feature Not Available for any VoIP Service.

(2)Limited to 150 nodes per application.

4. Miscellaneous. All other terms not specifically set forth in this Rate Addendum, including without limitation, any other rate elements, including local loops, are as stated in the Agreement, RSS, Tariffs or Rate Sheet. This Rate Addendum is added to the Agreement and becomes effective on the signature date of the Order Form or amendment adding this Rate Addendum to the Agreement (“Rate Addendum Effective Date”). This Rate Addendum and the Addendum Pricing will terminate upon expiration or termination of CenturyLink’s domestic long distance, toll free, or VoIP service or of the Agreement. All other terms set forth in the Agreement will remain in effect. The order of control in descending order is: this Rate Addendum; the Agreement. These documents set forth the entire understanding between the parties as to the subject matter and supersede any prior written or verbal statements, representations, and agreements concerning the subject matter.

Page 32 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

INTERNATIONAL VOICE SERVICE EXHIBIT

1. General; Definitions. Capitalized terms not defined in this Service Exhibit are defined in the Agreement. CenturyLink will provide international voice service (“Service” or “International Voice Service”) under the terms of the Agreement, RSS, ISS, and this Service Exhibit.

“Net Rate” is in lieu of all other rates, discounts, and promotions.

“Pricing Attachment” means a document containing rates specific to the Service and is incorporated by reference and made a part of this Service Exhibit.

2. Service.

2.1 Description. Service consists of International Outbound Long Distance, International Toll Free and International worldcard®. Except where specified otherwise, for international outbound voice service, the rates specified in the Pricing Attachment will only apply to international outbound voice service originating in the U.S. (subject to availability) and terminating internationally using land-line facilities and will not apply to international outbound voice service terminating internationally using cellular facilities or, for international inbound voice service, the rates specified in the Pricing Attachment will only apply to international inbound voice service originating internationally using land-line and cellular facilities. However, airtime is charged for mobile calls. With respect to International Outbound Long Distance: (a) Per the Federal Trade Commission (“FTC”), telemarketers are required to transmit their telephone number to Caller ID services. As such, all telemarketers using CenturyLink commercial services are required to provide CPN/pseudo-CPN according to the rules below: IF A TELEMARKETER DOES NOT PROVIDE CENTURYLINK WITH A NUMBER FOR THIS PURPOSE, THEIR BILLING TELEPHONE NUMBER WILL BE USED AS THE TRUNK GROUP’S CPN; and (b) Federal Do Not Calls rules require that companies that telemarket or engage in telephone solicitations adhere to the requirements set forth in 47 C.F.R. section 64.1200 (FCC) and 16 C.F.R. Part 310 (FTC). Please consult with your company’s legal advisor for more information.

2.2 International IP Voice. International IP Voice Service consists of IP international Long Distance and IP dedicated international Toll Free. International IP Voice accepts international dedicated Long Distance traffic in IP format and converts such traffic for transmission across the telecommunications network. International IP Voice also accepts dedicated international Toll Free traffic and converts it into VoIP format for transmission to Customer. The pricing for International IP Voice services is the same as for non-IP dedicated international Long Distance and Toll Free. International IP Voice does not support local services, 911, E911, V911, operator services, local number portability, or directory listings. All use of International IP Voice will comply with and be subject to the service guide and AUP which are posted at http://www.centurylink.com/legal/. CenturyLink reserves the right to refuse to accept, suspend, or limit any or all of Customer’s IP traffic not complying with the service guide technical specifications or that CenturyLink believes is adversely affecting other customers on the CenturyLink network. The service guide and AUP are incorporated into the Agreement by this reference. CenturyLink may reasonably modify the service guide and AUP to ensure compliance with applicable laws and regulations and to protect CenturyLink’s network and customers, and such change will be effective upon posting to the Web site.

2.3 Non-Completed Calls. “Non-completed Call Percentage Threshold” means 30% of all attempted calls, both completed and non-completed. If the percentage of Customer’s calls that do not complete (out of all attempted calls) meets or exceeds the Non-completed Call Percentage Threshold for any given monthly billing cycle, CenturyLink may, upon 30 calendar days notice to Customer, disconnect any and all circuit(s) providing Service on which the Non-completed Call Percentage Threshold was exceeded.

3. Term. This Service Exhibit will expire or terminate coterminous with the Agreement, unless terminated earlier by either party by providing 60 days advance written notice.

4. Charges. Customer will pay all applicable rates and charges as set forth in the Pricing Attachment, in the RSS, or Order Form. Rates not addressed in the Pricing Attachment, in the RSS, or Order Form can be found at http://centurylink.com/legal/ildctaexp/ildezaildtfezd/v4.doc. The rates will be used to calculate Contributory Charges. The rates for Service are controlled by the RSS and are subject to change. The rates set forth at http://centurylink.com/legal/ildctaexp/ildezaildtfezd/v4.doc and in the Pricing Attachment do not include costs associated with local access.

5. Other Terms.

5.1 General. Any references to a Revenue Commitment or Contributory Charges will not apply to this Service Exhibit.

5.2. Cancellation and Termination Charges. This Section replaces Section 4.6, the Cancellation and Termination Charges set forth in the Agreement:

Termination. Either party may terminate an individual Service: (a) as set forth above with 60 days’ prior written notice to the other party, or (b) for Cause. If an individual Service is terminated by Customer for any reason other than for Cause or by CenturyLink for Cause, then Customer will pay any and all charges that are accrued but unpaid as of the termination date. If the Agreement is terminated by Customer for any reason other than for Cause, or by CenturyLink for Cause prior to the conclusion of the Term, all Services are deemed terminated, and Customer will pay any and all charges that are accrued but unpaid as of the termination date. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

Page 33 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.

CENTURYLINK MASTER SERVICE AGREEMENT

INTERNATIONAL VOICE SERVICE EXHIBIT

5.3 Installation, Maintenance and Repair. The following are supplemental terms to the Scheduled Maintenance and Local Access section of the Agreement: (a) Provision of Services is subject to availability of adequate capacity and CenturyLink’s acceptance of a complete Order Form and (b) Customer is responsible for any facility or equipment repairs on Customer’s side of the demarcation point. Customer may request a technician dispatch for Service problems. Before dispatching a technician, CenturyLink will notify Customer of the dispatch fee. CenturyLink will assess a dispatch fee if it determines the problem is on Customer’s side of the demarcation point or was not caused by CenturyLink’s facilities or equipment on CenturyLink’s side of the demarcation point. “Order Form” includes both order request forms and quotes issued by CenturyLink. If a CenturyLink service requires a quote to validate the Order Form pricing, the quote will take precedence over the order request form, but not over the Service Exhibit.

5.4 Service Notices. Notices for disconnection of Service must be submitted to CenturyLink via Email at: BusinessDisconnects@Centurylink.com. Notices of non-renewal for Services must be sent via email to: CenturyLink, Attn.: CenturyLink NoRenew, e-mail: Norenew@centurylink.com. Notices for billing inquiries/disputes or requests for Service Level credits must be submitted to CenturyLink via Customer’s portal at https://www.centurylink.com/business/login/ or via Email at: Care.Inquiry@Centurylink.com. All other routine operational notices will be provided by Customer to its CenturyLink sales representative.

5.5 Access Arbitrage. If CenturyLink determines the number of calls routed by Customer via Access Arbitrage exceeds 11.4% of Customer’s total call volume, CenturyLink will apply to 95% of their high cost minutes an inbound and outbound per minute fee of $0.10 for switched Services and $0.05 per minute for dedicated Services. In addition, CenturyLink may immediately restrict, suspend, or discontinue Service used in connection with Access Arbitrage upon notice of such violation to Customer. “Access Arbitrage” is the methodology used by Customer to exploit or benefit from the difference between the rates for CenturyLink voice Services and the originating or terminating charges imposed by the Local Exchange Carrier, which includes: (i) using switching equipment or a call processing system (such as a prepaid card, calling card, or teleconferencing platform) to segregate and systematically route calls to CenturyLink characterized by a greater discrepancy between the access costs and the price charged by CenturyLink;(ii) routing calls through a call processing system where the percentage of high cost minutes routed to CenturyLink using the Service exceeds 11.4%; (iii) segregating calls within another carrier’s network or a call processing system to systematically route calls to CenturyLink where the access costs exceed the price of long distance service provided by CenturyLink; (iv) transporting intrastate traffic into a different state in order to cause the traffic to be rated by CenturyLink at a lower Interstate rate than would otherwise apply; or (v) any other means to exploit or benefit from the difference between the rates for Services and the originating or terminating access charges imposed by the local exchange carrier.

5.6 Acceptable Use Policy and Use of Service. CenturyLink may also terminate the International IP Voice Service for Cause under this Section where Customer’s use of the International IP Voice Service: (a) is contrary to the AUP, (b) constitutes an impermissible traffic aggregation or Access Arbitrage, (c) avoids Customer’s obligation to pay for communication services, and (d) violates the Use of Service terms or compliance terms. Customer may have obligations under 47 CFR 9.5 relating to 911 if Customer combines the Service with other products creating a VoIP or VoIP-like service that facilitates the transmission of voice services.

5.7 Use of Service. CenturyLink may also terminate Service for Cause under this Section where Customer’s use of the Service: (a) constitutes an impermissible traffic aggregation or Access Arbitrage, (b) avoids Customer’s obligation to pay for communication services, and (c) violates the use of Service terms or compliance terms applicable to the Service. “Cause” means the failure of a party to perform a material obligation under the Agreement, which failure is not remedied: (a) for payment defaults by Customer, within five days of separate written notice from CenturyLink of such default; or (b) for any other material breach, within 30 days after written notice (unless a shorter notice period is identified in a Service Attachment).

5.8 CPNI. CenturyLink is required by law to treat CPNI confidentially. Customer agrees that CenturyLink may share CPNI within its business operations (e.g., wireless, local, long distance, and broadband services divisions), and with businesses acting on CenturyLink’s behalf, to determine if Customer could benefit from the wide variety of CenturyLink products and services, and in its marketing and sales activities. Customer may withdraw its authorization at any time by informing CenturyLink in writing. Customer’s decision regarding CenturyLink’s use of CPNI will not affect the quality of service CenturyLink provides Customer. “CPNI” means Customer Proprietary Network Information, which includes confidential account, usage, and billing-related information about the quantity, technical configuration, type, destination, location, and amount of use of a customer’s telecommunications services. CPNI reflects the telecommunications products, services, and features that a customer subscribes to and the usage of such services, including call detail information appearing in a bill. CPNI does not include a customer’s name, address, or telephone number.

5.9 Conflicts. If a conflict exists among the provisions of the Service Attachments, the order of priority will be as follows: the Service Exhibit, the RSS or ISS, the general terms of the Agreement, SLA, SOW (if any) and Order Form, as applicable, and then any other documents attached or expressly incorporated into the Agreement. “ISS” means CenturyLink’s Information Services Schedule incorporated by this reference and posted at: http://www.centurylink.com/tariffs/clc_info_services.pdf. “RSS” means CenturyLink’s Rates and Services Schedules incorporated by this reference and posted at http://www.centurylink.com/tariffs/fcc_clc_ixc_rss_no_2.pdf for CenturyLink’s International RSS.

Page 34 of 34 CONFIDENTIAL	© CenturyLink. All Rights Reserved.